Exhibit 10.3

BOND AGREEMENT

By and Among

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

and

RBH-TRB EAST MEZZ URBAN RENEWAL ENTITY, LLC

and

TD BANK, N.A.

as Purchaser

Dated as of December 1, 2011

BOND AGREEMENT

(RBH-TRB East Mezz Urban Renewal Entity, LLC - 2011 Project)

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	3

ARTICLE II

THE FINANCING

Section 2.01.	Opinion of Counsel for the Borrower	16
Section 2.02.	Opinion of Bond Counsel	16
Section 2.03.	Loan and Other Documents	16
Section 2.04.	Legal Matters	17
Section 2.05.	Bond Issuance Fee	17
Section 2.06.	The Loan	17
Section 2.07.	New Markets Tax Credit Financing	17

ARTICLE III

THE BONDS

ARTICLE IV\

THE LOAN

Section 4.01.	The Loan	22
Section 4.02.	The Debt Service Fund	22
Section 4.03.	Security	23
Section 4.04.	Incorporation of Terms	24

i

Section 4.05.	Payments	24
Section 4.06.	Method of Payment	24
Section 4.07.	Prepayment	24
Section 4.08.	Late Charge	24
Section 4.09.	No Abatement of Payments	24
Section 4.10.	Repair, Restoration and Relocation	25

ARTICLE V

ESCROW ACCOUNTS, REBATE ACCOUNT AND ESCROW AGENT

ARTICLE VI

REPRESENTATIONS OF THE AUTHORITY

Section 6.01.	Authority Representations	33
Section 6.02.	Designation of Bonds	34
Section 6.03.	Authority Pledge	34

ARTICLE VII

REPRESENTATIONS AND DUTIES OF THE PURCHASER

Section 7.01.	Purchaser Representations	35
Section 7.02.	Tax Consequences	35
Section 7.03.	Filing of Other Documents	35
Section 7.04.	Notice of Events of Default	36

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

ARTICLE IX

COVENANTS OF THE BORROWER

Section 9.15.	Right to Reappraise	51
Section 9.16.	Change in Location	52
Section 9.17.	Change in Location	52

ARTICLE X

BORROWER’S REPRESENTATIONS, WARRANTIES AND COVENANTS TO THE AUTHORITY

ARTICLE XI

DEFAULTS AND REMEDIES

ARTICLE XII

MISCELLANEOUS

Section 12.01.	Notice	63
Section 12.02.	Concerning Successors and Assigns; Participations	64
Section 12.03.	Costs and Expenses	64
Section 12.04.	New Jersey Law Governs	64
Section 12.05.	Modification in Writing	64

Section 12.06.	Failure to Exercise Rights	64
Section 12.07.	Assignment of Loan Documents	65
Section 12.08.	Further Assurances and Corrective Instruments	65
Section 12.09.	Authority May Rely on Certificates.	65
Section 12.10.	Captions	65
Section 12.11.	Severability	65
Section 12.12.	Counterparts	65
Section 12.13.	Effective Date and Term	66
Section 12.14.	Application of New Jersey Contractual Liability Act	66
Section 12.15.	Waiver of Jury Trial	66

Exhibit A	Borrower’s Completion Certificate
Exhibit B	Post Issuance Compliance

Schedule A	Exceptions to Section 8.10
Schedule B	(Intentionally Omitted)
Schedule C	Debt Service Schedule

v

BOND AGREEMENT

THIS BOND AGREEMENT dated as of December 1, 2011 by and among the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (the “Authority”), a public body corporate and politic constituting an instrumentality of the State of New Jersey, RBH-TRB EAST MEZZ URBAN RENEWAL ENTITY, LLC (the “Borrower”), a New Jersey limited liability company and TD BANK, N.A., a national banking association, organized and existing under the laws of the United States of America (the “Purchaser”).

WHEREAS, the New Jersey Economic Development Authority Act, constituting Chapter 80 of the Pamphlet Laws of 1974 of the State of New Jersey, approved on August 7, 1974, as amended and supplemented, (the “Act”) declares it to be in the public interest and to be the policy of the State of New Jersey (the “State”) to foster and promote the economy of the State, increase opportunities for gainful employment and improve living conditions, assist in the economic development or redevelopment of political subdivisions within the State, and otherwise contribute to the prosperity, health and general welfare of the State and its inhabitants by inducing manufacturing, industrial, commercial, recreational, retail, service and other employment promoting enterprises to locate, remain or expand within the State by making available financial assistance; and

WHEREAS, the Authority, to accomplish the purposes of the Act, is empowered to extend credit to such employment promoting enterprises in the name of the Authority on such terms and conditions and in such manner as it may deem proper for such consideration and upon such terms and conditions as the Authority may determine to be reasonable; and

WHEREAS, RBH-TRB East Mezz Urban Renewal Entity, LLC (the “Applicant”) has applied to the Authority for financial assistance in the principal amount not to exceed $22,750,000, the proceeds of which will be used by the Borrower in combination with various sources of funding, on or after the date hereof, to facilitate a New Markets Tax Credit financing (the “NMTC Financing”) for the purpose of ultimately making several loans to the QALICB (as defined herein) to provide for the construction of the Charter School Project (as defined below); and

WHEREAS, the Charter School Project consists of the construction of that portion of (a) two (2) buildings located on Block 57.05, Lot 3.01 (a.k.a. Building 2); and Block 58, Lot 35.01 (a.k.a. Building 6.1); and (b) a parking lot located on Block 95, Lots 1, 2, 3, 4, 8, 10, 16 and 31 (the “Parking Lot”, together with Building 2 and Building 6.1, the “Parcels”), all on the current official tax map of the City of Newark, County of Essex and State of New Jersey, which will house three (3) charter schools as tenants that will occupy approximately 94,000 square feet (collectively, the “Charter School Project” or “Project”); and

WHEREAS, the Authority has, by resolution duly adopted in accordance with the Act on March 3, 2011, accepted the application of the Applicant for assistance in financing the construction of the components of the Charter School Project that will house the charter schools; and

WHEREAS, the Authority has granted an allocation of $9,750,000 of the bond volume cap created under Section 54F of the Code for the issuance of Qualified School Construction Bonds for the benefit of the public schools being funded from its 2010 QSCB allocation; and

WHEREAS, the State Superintendent of Schools of the Newark Public Schools has granted an allocation of $12,998,000 of the bond volume cap created under Section 54F of the Code for the issuance of Qualified School Construction Bonds for the benefit of the public schools being funded from its 2010 QSCB allocation; and

WHEREAS, the Authority has by resolution, duly adopted in accordance with the Act on August 25, 2011, authorized the issuance of up to $22,750,00 of its Qualified School Construction Bonds (as hereinafter further defined); and

WHEREAS, the Authority has by resolution, duly adopted in accordance with the Act on November 9, 2011, also authorized a new allocation for the issuance and sale of its Qualified School Construction Bonds (RBH-TRB East Mezz Urban Renewal Entity, LLC — 2011 Project) pursuant to Section 54 F of the Code in the aggregate principal amount of up to $22,748,000 to be executed, delivered and sold to the Purchaser for the purpose of making a loan to the Borrower in order to finance the Project; and

WHEREAS, the execution and delivery of this Bond Agreement have been duly authorized by the parties and all conditions, acts and things necessary and required by the Constitution or statutes of the State or otherwise to exist, to have happened, or to have been performed precedent to or in the execution and delivery of this Bond Agreement do exist, have happened and have been performed; and

NOW THEREFORE, in consideration of the premises and the mutual covenants and representations herein, and intending to be legally bound the parties hereto hereby mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                             Definitions.  As used herein, the following terms shall have the following meanings unless a different meaning clearly appears from the context:

“Act” shall mean the New Jersey Economic Development Authority Act, constituting Chapter 80 of the Pamphlet Laws of 1974 of the State, approved on August 7, 1974, as amended and supplemented;

“Additional Interest” shall have the meaning set forth in the Note;

“Additional Interest Rate” shall have the meaning set forth in the Note;

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity;

“Affirmative Action Requirements” or “Affirmative Action Program” and “Prevailing Wage Requirements”, “Prevailing Wage Provision” means the requirements of the Authority set forth in the Authority Regulations and any other affirmative action and prevailing wage requirements of the Authority from time to time announced, as the same may from time to time be revised, amended or supplemented;

“Agent” shall mean the Bank;

“Application” shall mean the Application for Financial Assistance dated January 21, 2011, directed to the Authority, seeking financial assistance for the Project, and all attachments, exhibits, correspondence and modifications submitted in writing to the Authority in connection with said application;

“Article” shall mean a specified article hereof, unless otherwise indicated;

“Assignment of Contract Licenses and Permits” shall mean that certain Assignment of Contract Licenses and Permits to be dated on or about the Release Date, by and among the Borrower, the QLICB, the Purchaser, CRDA and BCDC;

“Assignment of Ground Lease” shall mean the Assignment of the Ground Lease, if any, dated the Release Date, from the Borrower to the Authority in connection with the Premises, as amended and/or restated from time to time;

“Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents, if any, dated the Release Date, from the Borrower, the QALICB, the Purchaser, CRDA and BCDC to the Authority in connection with the Premises, as amended and/or restated from time to time;

“Authority” shall mean the New Jersey Economic Development Authority, a public body corporate and politic constituting an instrumentality of the State, exercising public and essential governmental functions;

“Authority’s Assignment” shall mean the assignment dated the Closing Date which is made part of the Record of Proceedings, wherein the Authority assigns to the Purchaser its right, title and interest in and to the Note and the Bond Agreement and pledges the revenues payable to the Authority in connection with the Project, and as the same may be amended and restated to assign to the Purchaser the Authority’s right, title and interest in and to the other Loan Documents to which the Authority is a party (in each case subject to the Authority’s Reserved Rights);

“Authorized Authority Representative” shall mean any individual or individuals duly authorized by the Resolution and the by-laws of the Authority to act on its behalf;

“Authorized Borrower Representative” shall mean any individual or individuals duly authorized by the Borrower to act on its behalf;

“Authorized Purchaser Representative” shall mean any individual or individuals duly authorized by the Purchaser to act on its behalf;

“Available Project Proceeds” means (i) Sale Proceeds (as defined in Section 1.148-1 of the Regulations and further described below) less Issuance Expenses of the Bonds plus (ii) Investment Proceeds (as defined in Section 1.148-1 of the Regulations and further described below). Sale Proceeds are defined as amounts actually or constructively received from the sale of Qualified School Construction Bonds. For these purposes, Investment Proceeds means any amounts actually or constructively received from the investment of (i) above;

“Bank” shall mean TD Bank, N.A., and/or its successors and assigns;

“BCDC shall mean the Brick City Development Corporation, a New Jersey corporation;

“Bond” or “Bonds” shall mean the Qualified School Construction Bonds (RBH-TRB East Mezz Urban Renewal Entity, LLC - 2011 Project) issued hereunder in the aggregate principal amount of $22,748,000 dated the Closing Date;

“Bond Agreement” shall mean this Bond Agreement;

“Bond Counsel” shall mean the law firm of Wolff & Samson PC, One Boland Drive, West Orange, New Jersey or any other attorney-at-law or firm of attorneys (other than an employee of the Borrower but including any law firm serving as counsel to the Borrower) satisfactory to the Purchaser and the Authority and nationally recognized as experienced in matters relating to the tax exemption of interest on bonds of states and political subdivisions as well as tax credit bonds;

“Bond Proceeds” shall mean the amount paid to the Authority by the Purchaser as the purchase price of the Bonds, which shall be limited to $22,748,000, together with interest income earned thereon, if any;

“Bond Year” when used in the context of the rebate requirement imposed under Section 148(f) of the Code means, with respect to the first Bond Year, the period beginning on the date of issuance of the Bonds, i.e., the date of initial delivery of the Bonds in exchange for the issue price from the Purchaser, and ending on the date one (1) year later or the close of business of such earlier date selected by the Authority at the direction of the Borrower which is the last day of a compounding interval used in computing the Yield on the Bonds.  Each subsequent Bond Year begins on the day after the expiration of the preceding Bond Year;

“Borrower” shall mean RBH-TRB East Mezz Urban Renewal Entity, LLC, a New Jersey urban renewal limited liability company validly existing and in good standing under the laws of the State of New Jersey and authorized to do business under the laws of the State;

“Borrower Account” shall mean the bank account to be established by the Borrower with the Purchaser pursuant to Section 9.13;

“Borrower’s Completion Certificate” shall mean the certificate described in Section 5.06, executed by the Borrower acceptable to the Authority, wherein the Borrower certifies as to such matters as the Authority shall require which shall be in the form annexed hereto as Exhibit A;

“Building Loan Agreement” shall mean that certain Building Loan Agreement to be dated on or about the Release Date, by and among the QLICB, the CDE’s, as Lenders, and the Bank, as Administrative Agent that, among other things, contains the provisions governing the use of the QLICI Loan (as defined therein) and the provisions related to the construction of the Project;

“Building 2” shall mean a building of approximately 92,652 sq. ft. to be constructed on Lot 3.01 in Block 57.05, a portion of which is to house TEAM Academy and Discovery Charter School;

“Building 6.1 Escrow Account” shall mean the account, established under the Master Escrow Deposit Agreement, into which a portion of the Bond Proceeds will be deposited on the Release Date;

“Building 6.1” shall mean a building of approximately 40,920 sq. ft. to be constructed on Lot 35.01 in Block 58, a portion of which is to house Great Oaks Charter School, and another tenant, the CHEN School;

“Business Day” shall mean any day other than (i) Saturday or Sunday or, (ii) a day on which commercial banks in New Jersey, or the city in which is located the principal office of the Purchaser are authorized by law or executive order to close;

“Cancellation Date” shall have the meaning specified therefor in Section 11.03;

“CDE’s” shall mean, collectively, NJCC Sub-CDE and Pru Sub-CDE;

“Cash Management Agreement” shall mean that certain Cash Management Agreement to be dated on or about the Release Date by and among the Borrower, the QLICB, the Bank, CRDA, BCDC, the CDE’s, GS Halsey NMTC Investment Fund LLC, and T.D. Bank, N.A., as administrative agent;

“Closing Date” shall mean December 29, 2011;

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time in effect;

“Collateral” shall mean the real and personal property subject to the lien of the Mortgage, including without limitation all fixtures, equipment and all other assets of the Borrower used or to be used in connection with the Premises, each of the Guaranties, the Ground Lease, and the funds in all the accounts created hereunder (except the Rebate Account);

“Collateral Assignment” shall mean that certain Collateral Assignment of Leveraged Loan Documents dated on or about the Release Date by the Borrower in favor of the Purchaser;

“Collateral Pledge Agreement” shall mean that certain Collateral Pledge Agreement to be dated on or about the Release Date by RBH-TRB East Mezz, LLC in favor of the Purchaser;

“Community Development Block Grant Program” shall mean the grant program administered through the U.S. Department of Housing and Urban Development for purposes of benefiting undertakings such as the development project of which the Project is a part;

“Community Development Block Grant Loan” shall mean the loan made by the Bank in favor of the Borrower in the amount of $2,000,000, which will be repaid with anticipated grant proceeds from the Community Development Block Grant Program;

“Community Development Block Grant Loan Documents” shall mean the loan agreement, mortgage and security agreement, mortgage loan note and the deposit account security agreement, all by the Borrower in favor of the Bank with respect to the Community Development Block Grant Loan, and all other documents and instruments executed by the Borrower or its Affiliates in connection therewith and delivered to the Bank;

“Completion Date” shall mean the date of completion of the Project as stated in the Borrower’s Completion Certificate described in Section 5.06;

“Construction Contract” shall mean, for purposes of the Prevailing Wage Provision, any contract or subcontract in the amount of $2,000 or more for construction, reconstruction, demolition, alteration, repair, or maintenance work, including painting and decorating, undertaken in connection with the initial construction of the Premises and shall mean, for purposes of the Affirmative Action Program and/or any other purpose, any contract or subcontract for construction, reconstruction, renovation or rehabilitation undertaken in connection with the initial construction of the Premises;

“Contractor” shall mean the principal or general contractor or contractors engaged by the Borrower in the performance of a Construction Contract; “Counsel for the Borrower” shall mean the law firm of McManimon & Scotland, LLC, Newark, New Jersey;

“Counsel for the Purchaser” shall mean the law firm of Windels, Marx, Lane & Mittendorf, New Brunswick, New Jersey;

“CRDA” shall mean the Casino Reinvestment Development Authority, a public body established in, but not of, the Department of the Treasury of the State of New Jersey, and existing under and by virtue of the laws of the State of New Jersey;

“Debt Service” shall mean the scheduled amount of interest and amortization of principal payable for any Bond Year with respect to the Bonds;

“Debt Service Fund” shall mean the fund established pursuant to Section 4.02 hereof;

“Debt Service Schedule” shall mean the schedule of debt service due on the Note and the Bonds as set forth in Schedule C hereto;

“Debt Service Subsidy Payment” shall mean the Federal cash subsidy payment paid by the United States Treasury Department to the Authority on each Interest Payment Date equal to 100% of the interest payable on each Interest Payment Date up to the applicable tax credit rate of 4.99%;

“Default Rate” shall mean the rate equal to four (4%) percent per annum above the interest rate prevailing on the Note;

“Deposit Account Security Agreement” shall mean that certain Deposit Account Security Agreement to be dated on or about the Release Date, by and between the Guarantor and the Purchaser;

“Determination of Ineligibility” shall occur upon receipt by the Authority of a proposed adverse determination by the IRS with respect to Qualified School Construction Bonds, or receipt by the Holder of Qualified School Construction Bonds or the Trustee of a statutory notice of deficiency by the IRS, a ruling from the National Office of the IRS, or a final decision of a court of competent jurisdiction which holds in effect that the requirements under the Code relating to Qualified School Construction Bonds have been violated or not satisfied because of any act or omission of the Borrower (or any successor or transferee); provided, however, that the Borrower shall have an opportunity for no more than one hundred (100) days after receipt by the Authority to initiate an appeal of any such statutory notice, ruling or final decision and that no such statutory notice, ruling or final decision shall be deemed a “Determination of Ineligibility”

if the Borrower is appealing the same during such one hundred (100) day period in good faith until the earliest of (a) abandonment of the appeals process by the Borrower, (b) the date on which such appeals process has been concluded adversely to the Borrower and no further appeals are possible, or (c) twelve (12) months after the initial receipt by the Trustee of such statutory notice, ruling or final decision;

“Disbursement Account” shall mean the fund established under the Intercreditor Agreement for the disbursement of funds for the construction of the Project;

“Environmental Insurance Policy” shall mean the policy of insurance issued on or about the Release Date by Greenwich Insurance Company in favor of the Purchaser, the Bank, the Authority and other parties or any policy issued in substitution therefor, providing substantially similar coverage;

“ERISA” shall mean the federal Employee Retirement Income Security Act;

“Escrow Account” shall mean the special account entitled “N.J.E.D.A. - RBH-TRB East Mezz Urban Renewal Entity, LLC Project Escrow Account” maintained by the Escrow Agent at its offices and established for the deposit of the Bond Proceeds;

“Event” shall have the meaning given to such term in Section 4.10;

“Event of Default” shall mean any event of default as defined in Section 11.01;

“Extraordinary Event” shall be deemed to have occurred if a material adverse change has occurred to Section 54F or Section 6431 of the Code pursuant to which the Debt Service Subsidy Payments are reduced or eliminated;

“Financing Statements” shall mean the Uniform Commercial Code Financing Statements which are made part of the Record of Proceedings, authorized by the Borrower, as Debtor;

“Future Value” means, with respect to any payment or receipt paid or received on any date (or treated as paid or received), the value of the payment or receipt on that date increased by interest assumed to be earned and compounded at the end of each compounding interval over any specified future period using a compounding rate equal to the Yield on the Bonds and the compounding interval and financial conventions used to compute Yield on the Bonds;

“GAAP” or “Generally Accepted Accounting Principles” shall mean those principles of accounting set forth in pronouncements of the Financial Accounting Standard Board and its predecessors or pronouncements of the American Institute of Certified Public Accountants or those principles of accounting which have other substantial authoritative support and are applicable in the circumstances as of the date of application, as such principles are from time to time supplemented or amended;

“General Certificate of the Authority” shall mean the certificate of the Authority which is made a part of the Record of Proceedings;

“Gross Proceeds” shall have the meaning given it in Section 148(f)(6)(b) of the Code, presently including, without limitation, the original Bond Proceeds, investment proceeds, amounts held in a sinking fund, amounts invested in a Reasonably Required Reserve or Replacement Fund (as defined in Section 148(d) of the Code), any amounts used to pay Debt Service on the Bonds and any amounts received as a result of investing any of the foregoing.  Gross Proceeds shall not include Gross Proceeds held in a bona fide Debt Service fund to the extent that the earnings on such fund do not exceed $100,000 in any one Bond Year;

“Ground Lease” shall mean the Ground Lease dated the Release Date, by and between the Borrower and QALICB;

“Guarantor” shall mean RBH-TRB Newark Holdings, Limited Liability Company, a New Jersey limited liability company, and an Affiliate of the Borrower;

“Guaranty” shall mean the Guaranty of Payment executed by the Guarantor in favor of the Purchaser and dated on or about the Release Date;

“Hedging Agreements” shall mean any and all derivative, interest or currency swap, fixture, option or other interest rate protection or similar agreements, devices or arrangements with the Purchaser designed to protect the Borrower from the fluctuations of interest rates, applicable to the Note, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions;

The terms “herein”, “hereunder”, “hereby”, “hereto”, hereof”, and any similar terms, refer to this Bond Agreement; the term “heretofore” means before the date of execution of this Bond Agreement; and the term “hereafter” means after the date of execution of this Bond Agreement;

“Holder” shall mean initially, the Purchaser or each other Person to whom the Bond is transferred pursuant to Section 3.02 or, if there is an Indenture, the Holders of the Indentured Bonds, as provided in the Indenture;

“Indebtedness” shall mean (i) all items (other than capital stock, capital surplus, retained earnings and general contingencies) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Indebtedness is to be determined; and (ii) whether or not so reflected, all indebtedness, obligations and liabilities, whether unsecured or secured by any lien, and all capitalized lease obligations;

“Indemnified Parties” shall mean the State, the Authority, the Purchaser, the Agent, any Person who “controls” the State, the Authority, the Purchaser or the Agent within the meaning of Section 15 of the Securities Act of 1933, as amended, and any member, director, officer, official, employee or attorney of the Authority, the State, the Agent or the Purchaser;

“Indenture” shall have the meaning specified therefor in Section 3.03;

“Indentured Bonds” shall have the meaning specified therefor in Section 3.03;

“Initial Leverage Loan QSCB Account” shall mean the account, established under the Master Escrow Deposit Agreement, into which a portion of the Bond Proceeds will be deposited on the Release Date;

“Interest Account” shall mean the account so named within the Debt Service Fund established pursuant to Section 4.02 hereof;

“Interest Payment Date” shall mean (i) for the payment of Subsidy Interest, the first Business Day of each January, April, July and October in each year or the earlier redemption date of the Bonds and (ii) for payment of Additional Interest, the first Business Day of each month;

“Intercreditor Agreement” shall mean the Intercreditor Agreement to be dated on or about the Release Date by and among the Borrower, the QALICB, the Purchaser, CRDA, BCDC, the CDE’s and Goldman Sachs;

“Investment Obligations” shall mean any of the following: (a) obligations of or guarantied by the State or the United States of America; (b) obligations of or guarantied by any instrumentality or agency of the United States of America, whether now existing or hereafter organized; (c) obligations of or guarantied by any state of the United States or the District of Columbia; (d) repurchase agreements fully secured by obligations of the kind specified in (a), (b) or (c) above; (e) interest-bearing deposits in the Agent or any other bank or trust company which has combined capital, surplus and undivided profits of at least $50,000,000; (f) commercial paper with one of the two highest ratings from a nationally accepted rating service; and (g) a fund made up of United States Treasury securities;

“Issuance Expense” shall have the meaning set forth in Section 54A of the Code;

“Letter of Credit” shall mean the Standby Letter of Credit issued by the Bank in favor of the City of Newark to secure the undertaking of certain site improvements in the area of the Project for the benefit of the Borrower and the Project;

“Loan” shall mean the loan from the Authority to the Borrower in the aggregate principal amount of $22,748,000, which is being made under the terms and conditions provided for herein and in the manner set forth in Section 2.06 hereof;

“Loan Documents” shall mean any or all of this Bond Agreement, the Note, the Mortgage, the Assignment of the Ground Lease, the Financing Statements, the Authority’s Assignment, the Assignment of Leases and Rents, the Guaranties, the Master Escrow Deposit Agreement, the Assignment of Contract Licenses and Permits, the Deposit Account Security Agreement, the Collateral Pledge Agreement, the Rent Guaranty and all documents and instruments executed by the Borrower or its Affiliates in connection with the Loan and delivered to the Authority and/or the Purchaser;

“Master Escrow Agent” shall mean the Escrow Agent named and appointed under the Master Escrow Deposit Agreement;

“Master Escrow Deposit Agreement” shall mean the Master Escrow Deposit Agreement to be dated on or about the Release Date by and among the Debtors (as defined therein) and the Lenders (as defined therein) for the construction of Building 2, Building 6.1 and the Parking Lot;

“Master Escrow Fund” shall mean the special fund established under the Master Escrow Deposit Agreement;

“Maturity Date” shall mean the maturity date of the Bonds as set forth therein;

“Mortgage” shall mean the Mortgage and Security Agreement to be dated on or about the Release Date, which is made part of the Record of Proceedings, from the Borrower to the Authority, creating a lien upon the Borrower’s interest in the Premises and certain other collateral as described therein;

“Net Proceeds” shall mean the Bond Proceeds less 2% costs of issuance;

“NJCC Sub-CDE” shall mean NJCC CDE Essex, LLC, a New Jersey limited liability company and a community development entity;

“Non-Purpose Obligations” shall mean any “investment property” (within the meaning of Section 148(b)(2) of the Code) which is (i) acquired with the Gross Proceeds of the Bonds and (ii) not acquired in order to carry out the governmental purpose of the Bonds;

“Note” shall mean the Note dated the Closing Date, from the Borrower to the Authority in the aggregate principal amount of $22,748,000;

“Obligations” shall mean the obligations of the Borrower created pursuant to the Loan Documents and or any Hedging Agreement, which are secured by the Collateral;

“Paragraph” shall mean a specified paragraph of a Section, unless otherwise indicated;

“Permitted Encumbrances” shall mean, as of any particular time: (i) liens for taxes and assessments not then delinquent or which are being contested in good faith and for which adequate reserves have been deposited with the Purchaser; (ii) the liens created by this Bond Agreement, the Mortgage, the Assignment of Ground Lease, and the other Loan Documents (subject to the terms of the Intercreditor Agreement); (iii) any lien in favor of the Purchaser arising out of any Other Obligations (as defined in the Mortgage); (iv) utility access and other easements and rights-of-way, restrictions and exceptions that are reflected in the title commitment delivered by the Borrower on or about the Release Date; (v) subordinate liens securing the Permitted Indebtedness, (vi) the leases with the QALICB and Proposed Tenants with respect to the Premises, as described in the Borrower’s Affidavit of Title to be dated on or about the Release Date, and (vii) all other liens and encumbrances expressly permitted under this Bond Agreement and the other Loan Documents;

“Permitted Indebtedness” shall mean (i) the CRDA loan to the Borrower; (ii) the BCDC loan to the Borrower; (iii) the Community Development Block Grant Loan; (iv) the Redevelopment Area Bond issue of the Authority in the aggregate amount of up to $5,265,000 for the benefit of the Borrower and its Affiliates (v) with respect to the portion of the Premises which are not part of the Charter School Project, the leases to the retail tenants and the Chen School and (vi) other indebtedness that may be agreed to by the Purchaser prior to the Release Date;

“Person” or “Persons” shall mean any individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a governmental agency or any political subdivision thereof;

“Premises” shall mean the premises located at 230 Halsey Street and 24 Maiden Lane, Newark, New Jersey, which will be more particularly described in and subject to the Mortgage and the Assignment of Ground Lease, together with all improvements thereon;

“Prevailing Wage Act” means the New Jersey Prevailing Wage Act P.L. 1983, c.530, as amended by P.L. 2004, c. 127, (N.J.S.A. 34:11-56.25 et seq.), as the same may be amended from time to time;

“Prevailing Wage Rate” shall mean the greater of the prevailing wage rate established by the Commissioner of the New Jersey Department of Labor and Workforce Development from time to time in accordance with the provisions of N.J.S.A. 34:11-56.30 for the locality in which the Project is located or the prevailing wage rate established under the Davis-Bacon Act;

“Project” or “Charter School Project” shall have the meaning set in the preambles to this Agreement;

“Project Documents” means the documents to which the Bank and/or the Borrower is a party, in various capacities, with respect to the Project, including, but not limited to, the Ground Lease, the Intercreditor Agreement, the Cash Management Agreement, the Master Escrow Deposit Agreement, the Collateral Assignment, the Reimbursement Agreement, the Community Development Block Grant Loan Documents and the documents evidencing the Permitted Indebtedness;

“Project Municipality” shall mean the City of Newark, County of Essex, in the State of New Jersey;

“Proper Charge” shall mean: (i) Issuance Expense, which shall at no time exceed two per centum (2%) of the proceeds of the Bonds; and (ii) amounts necessary to pay accrued interest to the date of payment, or an expenditure for the Project paid and incurred after the date which is sixty days prior to March 8, 2011, the date the Authority adopted its official intent to reimburse, which are used for the acquisition, construction, reconstruction of a public school facility;

“Proposed Tenants” shall mean Team Academy Charter School, Discovery Charter School, Great Oaks Charter School and CHEN School;

“Pru Sub-CDE” shall mean Gateway Sub-CDE I, LLC, a Delaware limited liability company, and a community development entity;

“Public School Facilities” shall mean those portions of Building 2 and Building 6.1 funded with the proceeds of the Bond which will house the public schools;

“Purchaser” shall mean TD Bank, N.A., 317 Madison Avenue, New York, New York 10017 and its successors and/or assigns;

“QALICB” shall mean Teachers Village School QALICB Urban Renewal, LLC;

“QSCB” shall mean Qualified School Construction Bonds, as authorized by Section 54F of the Code;

“Rebate Account” shall mean the special account maintained by the Agent at its offices and established for the deposit of the amounts to be paid to the United States on behalf of the Authority pursuant to Section 9.03, as described in Section 5.09 hereof;

“Rebate Amount” shall have the meaning set forth in Section 9.03(f) of this Bond Agreement;

“Rebate Expert” means any of the following chosen by the Borrower and acceptable to the Purchaser: (a) Bond Counsel, (b) any nationally recognized firm of certified public accountants, (c) any reputable firm which offers to the tax-exempt/tax-credit bond industry rebate calculation services and holds itself out as having expertise in that area, or (d) such other Person as is approved by Bond Counsel, which may include counsel to the Borrower;

“Record of Proceedings” shall mean the Loan Documents, certificates, affidavits, opinions and other documentation executed in connection with the sale of the Bonds to the Purchaser and the making of the Loan;

“Reimbursement Agreement” shall mean the Letter of Credit and Reimbursement Agreement by and between the Borrower and the Bank dated the Release Date that sets forth the Borrower’s obligations to reimburse the Bank for any drawings under the Letter of Credit;

“Release Date” shall have the meaning set forth in Section 2.07 hereof;

“Rent Guarantor” shall mean New Jersey Community Capital;

“Rent Guaranty” shall mean the rent guaranty, to be dated on or about the Release Date which is made a part of the Record of Proceedings, executed by the Rent Guarantor guarantying certain rent payments due to the QALICB from the charter school tenants;

“Reserved Rights” means the rights of the Authority to receive notices under this Bond Agreement or any other Loan Document to which it is a party, to consent to any amendments, modifications or supplements to this Bond Agreement or any other Loan Document to which it is a party, to enforce pursuant to Article XI hereof the remedies of the Authority herein and to enforce and enjoy the benefits of the covenants or other provisions under the following Sections of this Bond Agreement: 5.02 (Disbursements from the Escrow Accounts), 5.04 (No Liability of Authority or Agent), 5.05 (Furnishing Documents to the Authority), 5.09 (Establishment of Rebate Account), 5.12 (Duties of the Agent), 7.01 (Purchaser Representations), 7.03 (Filing of Other Documents), 7.04 (Notice of Events of Default), 8.22 (No Action), 9.01(Insurance Required), 9.03 (Compliance with Code and Arbitrage Regulations), 9.05 (Environmental Covenant), 9.06 (Financial Statements), 9.07 (Mergers, etc.), 9.08 (Assignment of Bond Agreement), 9.09 (Indemnification), 9.12 (Brokerage Fee), 10.01 (Inducement), 10.02 (No Untrue Statements), 10.03 (Project Users), 10.04 (Maintain Existence, Merge, Sell, Transfer), 10.05 (Relocate Project), 10.06 (Operate Project), 10.07 (Annual Certification), 10.08 (Preservation of Project), 10.09 (Access to the Project and Inspection), 10.10 (Additional Information), 10.11 (Project Sign), 10.12 (Religious Considerations), 10.13 (Affirmative Action and Prevailing Wage Regulations), 11.01 (Events of Default), 11.03 (Authority’s Remedies), 11.04 (Effect of Cancellation of the Bonds), 11.05 (No Remedy Exclusive), 11.06 (Waiver of Event of Default), 11.07 (Agreement to Pay Attorneys’ Fees and Expenses), 11.08 (Immunity of Authority), 12.03 (Costs and Expenses), 12.06 (Failure to Exercise Rights), 12.07 (Assignment of Loan Documents), 12.08 (Further Assurances and Corrective Instruments) and 12.09 (Authority May Rely On Certificates).  These Reserved Rights have been assigned to the Purchaser but are also held and retained by the Authority concurrently with the Purchaser and may be exercised and enforced whether or not the Purchaser shall have exercised or shall have purported to exercise such rights and remedies, without limiting the obligation of the Purchaser to do so;

“Residential Loan” shall mean a financial closing sufficient to provide for the construction of 121 residential units in connection with the Residential Project, the terms of which shall be acceptable to the Purchaser in its reasonable discretion;

“Residential Project” shall mean, collectively, Workforce Housing A and Workforce Housing B;

“Resolution” shall collectively mean the resolution of the Authority dated March 8, 2011 accepting the Application, making certain findings and determinations, the resolution dated August 25, 2011 authorizing the issuance and sale of the Bonds and determining other matters in connection with the Project, and the resolution dated November 9, 2011 authorizing a new allocation for the Project;

“Section” shall mean a specified section hereof, unless otherwise indicated;

“Sinking Fund Account” shall mean the account so named within the Debt Service Fund established pursuant to Section 4.02 hereof;

“State” shall mean the State of New Jersey;

“Subsidy Interest” shall have the meaning set forth in the Note;

“Subsidy Interest Payment Date” means the first Business Day of each January, April, July, and October, of each year until the Maturity Date commencing April 1, 2012;

“Subsidy Interest Rate” shall have the meaning set forth in the Note;

“Subsidy Receipt Account” shall mean the special account maintained by the Agent at its offices and established for the deposit of the amounts received from the United States Treasury Department as Debt Service Subsidy Payments as set forth in Section 5.10 hereof;

“Tax Certificate” shall mean the certificate executed by an Authorized Borrower Representative or the Borrower’s accountants in form and substance acceptable to the Authority, wherein the Borrower certifies as to such matters as the Authority shall require;

“Tax Event” shall mean an act or event set forth on Exhibit B attached hereto;

“Workforce Housing A” shall mean a project consisting of five (5) buildings which will provide approximately 165 residential rental housing units and approximately 35,000 square feet of rentable retail space to be built in the City of Newark;

“Workforce Housing B” shall mean a project consisting of one (1) building which will provide approximately 40 residential rental units and approximately 2,500 square feet of rentable retail space to be built in the City of Newark;

“Yield” shall mean a yield as shall be determined under Section 1.103-13(c) of the Regulations and Section 1.148-3 of the Regulations, as applicable;

ARTICLE II

THE FINANCING

The Authority’s obligations to make the Loan and issue the Bonds and the Purchaser’s obligation to purchase the Bond and deliver the purchase price to the Agent are subject to the following conditions precedent:

Section 2.01.                             Opinion of Counsel for the Borrower.  The Authority and the Purchaser shall have received the opinion of Counsel for the Borrower dated the date of the Loan, addressed to the Authority and the Purchaser, and satisfactory in form and substance to the Authority, Bond Counsel and Counsel for the Purchaser.

Section 2.02.                             Opinion of Bond Counsel.  The Authority, the Purchaser and the Borrower shall have received the opinion of Bond Counsel, addressed to the Authority and the Purchaser, to the effect that:

(a)                                  the Bonds are “qualified school construction bonds” within the meaning of Section 54F of the Internal Revenue Code of 1986, as amended (the “Code”).  On each Interest Payment Date the Authority shall be entitled to receive refundable tax credit in the form of cash subsidy payments from the United States Treasury equal to 100% of the interest payable on the Bonds on each Interest Payment Date for the Bonds pursuant to Section 54F of the Code and Section 6431 of the Code up to the applicable tax credit rate (as such term is defined in the Code). Interest on the Bonds will be taxable as ordinary income for federal income tax purposes. Bond counsel expresses no opinion regarding other tax consequences related to the ownership or disposition of, or the receipt of federal tax credits or the accrual or receipt of interest (or deemed interest) with respect to, the Bonds;

(b)                                 interest income is not includable as gross income under the New Jersey Gross Income Tax Act (P.L. 1976, Chapter 47);

(c)                                  the offering of the Bonds is not required to be registered under the Securities Act of 1933, as amended, or under the rules and regulations promulgated thereunder; and

(d)                                 the Bonds have been duly authorized and issued under the provisions of the Act.

Section 2.03.                             Loan and Other Documents.  The Authority and the Purchaser shall have received:

(a)                                  the Loan Documents to the extent the same are dated the Closing Date, duly executed by all parties thereto;

(b)                                 the Tax Certificate, in form and substance satisfactory to Bond Counsel;

(c)                                  leases or subleases with the Proposed Tenants;

(d)                                 all other documents reasonably required by the Authority and the Purchaser.

Section 2.04.                             Legal Matters.  Legal matters in connection with the making of the Loan shall be satisfactory to the Authority, the Purchaser, the Borrower and their respective counsel.

Section 2.05.                             Bond Issuance Fee.  The Authority shall have received from the Borrower the bond issuance fee of $52,027.50 and the Purchaser shall have received from the Borrower its commitment fee of $341,220 (less any amount thereof prepaid by the Borrower).

Section 2.06.                             The Loan.  The following acts will occur simultaneously and concurrently on the Closing Date with the execution and delivery of this Bond Agreement and all of the other Loan Documents:

(i)                                     The Authority will sell, issue and deliver the Bonds to the Purchaser;

(ii)                                  The Purchaser shall deposit the purchase price of the Bonds, $22,748,000, in the Escrow Account;

(iii)                               The Borrower will execute and deliver the Bond Agreement, the Note and the Authority’s Assignment to the Authority and the Purchaser and establishes the various funds and account required by this Bond Agreement with the Purchaser;

(iv)                              The Borrower shall deposit immediately available funds in the Interest Account of the Debt Service Fund in an amount comprising the amount of interest payable on the Bonds on January 31, 2012;

(v)                                 The Authority will assign the Bond Agreement and the Note to the Purchaser in accordance with the Authority’s Assignment.

Section 2.07.                             New Markets Tax Credit Financing.  (a) The parties hereto acknowledge that the Bond Proceeds will be released from the Escrow Account only upon the closing of the NMTC Financing, which is anticipated to occur prior to January 31, 2012 whereupon the Bond Proceeds will be used to fund a series of loans with the result that an amount equal to the par amount of the Bonds shall be deposited initially into the Master Escrow Fund established under the Master Escrow Deposit Agreement to fund the above mentioned series of loans and ultimately to be deposited into the Disbursement Account under the Intercreditor Agreement, the proceeds of which will be used for the acquisition and construction of the portions of the Parking Lot and Building 2 and Building 6.1 that will service and house the three charter school tenants as well as to fund certain reserve accounts and to pay costs of issuance.  The other portions of Building 2 and Building 6.1 not used for the Charter Schools will be financed from funds other than those initially derived from the Bonds. Except as otherwise noted, any reference herein to “Bond Proceeds” shall refer to such funds as are deposited in the Disbursement Account.  The

Bond Proceeds shall be segregated from the other funds borrowed to fund the Project and shall be traced from issuance through the various funds and accounts until actually expended to construct the Charter School Project.  The Bond Proceeds shall not be released from the Escrow Account until the Purchaser is satisfied, in its sole discretion, that all of the conditions to the closing of the NMTC Transaction have been met, including without limitation receipt of the following by the Purchaser and the Authority, all in form and substance acceptable to the Purchaser and the Authority (the “Release Date”):

(i)                                     All of the other Loan Documents not previously delivered, the Project Documents dated on or about the Release Date and a title insurance policy with respect to the Mortgage in favor of the Authority and the Purchaser and in the amount of the principal amount of the Bonds;

(ii)                                  all documents and instruments executed by the Borrower, the QALICB or their Affiliates in connection with the NMTC Financing and the Building Loan Agreement (the “NMTC Documents”), together with all legal opinions required to be delivered in connection therewith;

(iii)                               opinions of counsel to the parties to the Loan Documents, the Project Documents and the NMTC Documents and all other due diligence required by the Loan Documents, Project Documents or the NMTC Documents, including, but not limited to, the Environmental Insurance Policy;

(iv)                              an Amended and Restated Authority’s Assignment, assigning the other Loan Documents to the Purchaser;

(v)                                 certificates, in form and substance acceptable to the Authority and the Purchaser, evidencing the insurance required to be maintained by Section 9.01 hereof and the Mortgage;

(vi)                              an opinion of Bond Counsel as to the enforceability against the Authority of the Amended and Restated Authority’s Assignment set forth in (iv) above; and

(vii)                           proof satisfactory to the Purchaser, in its sole discretion, that the Borrower and its sole member are each a single purpose entity.

(b)  If the Release Date has not occurred on or before January 31, 2012, the Bonds will be subject to optional tender by the Purchaser as set forth in the Note.

ARTICLE III

THE BONDS

Section 3.01.                             The Bonds.  The State of New Jersey is not obligated to pay, and neither the faith and credit nor taxing power of the State of New Jersey is pledged to the payment of, the principal or redemption price, if any, of or interest on the Bonds.  The Bonds are a special, limited obligation of the Authority, payable solely out of the revenues or other receipts, funds or moneys payable hereunder to the Authority and from any amounts otherwise available hereunder for the payment of the Bonds.  The Bonds do not now and shall never constitute a charge against the general credit of the Authority.  The Authority has no taxing power.

Pursuant to the Act, neither the members of the Authority nor any Person executing bonds for the Authority shall be liable personally on said bonds by reason of the issuance thereof.

Subject to the terms and conditions and upon the basis of the representations hereinafter set forth, the Authority hereby agrees to sell the Bonds to the Purchaser, and the Purchaser hereby agrees to purchase the Bonds from the Authority and to deposit the purchase price thereof in the Escrow Account.

The Bonds shall be issued in typewritten form as a registered Bond without coupons.  The Bonds shall be signed by or executed with the manual or facsimile signature of the members or officers of the Authority authorized to execute the Bonds pursuant to the Resolution and the official seal or a facsimile thereof of the Authority shall be impressed thereon and attested by the manual or facsimile signature of the Authorized Authority Representatives.  Payment for the Bonds by the Purchaser and delivery thereof by the Authority shall be made at the offices of the Authority in Trenton, New Jersey or at such other place as the Authority and Purchaser mutually agree.

The offering of the Bonds has not been registered under the Securities Act of 1933, as amended, and this Bond Agreement has not been qualified under the Trust Indenture Act of 1939, as amended.  The Bonds may not be offered or sold by the Purchaser in contravention of said acts.

Section 3.02.                             Transfer of Bonds; Restriction on Transfer.  The Bonds shall be transferable only upon the records of the Authority maintained by the Authority at the principal office of the Authority by a Holder in person or by its attorney duly authorized in writing, upon surrender thereof together with a written instrument of transfer satisfactory to the Authority and duly executed by the Holder or its duly authorized attorney.  No transfer of the Bonds shall be valid unless (i) made on such books and similarly noted by endorsement of the Holder on the Bonds or, at the expense of the Holder, the Authority shall execute and deliver a new Bond registered in the name of the transferee; and (ii) the Holder requesting the transfer shall assign to the transferee all of the rights of the Authority assigned to the Holder pursuant to Section 12.07 and the Authority’s Assignment and, in that connection, will execute and deliver all such instruments and documents as may be deemed necessary or appropriate by counsel for the Authority and by such independent counsel as shall be designated by the Holder.  Notwithstanding any other provision of this Bond Agreement or any other Loan Document, the Bonds shall be transferable only as a whole to a single purchaser and may not be transferred in part except after full compliance with the provisions of this Article III.

Section 3.03.                             Execution of Indenture.  (a)  If the Holder at any time proposes to sell, pledge, assign or otherwise transfer the Bonds so that thereafter there will be or may be more than one Holder, the Authority will, as soon as reasonably possible after the receipt of a written request from the Holder, execute and deliver to a bank or trust company, as trustee, having a capital and surplus of at least ten million dollars ($10,000,000) (if there be such an institution willing, qualified and able to accept the trust upon reasonable or customary terms), an Indenture of Trust (the “Indenture”), providing for the execution and delivery thereunder of new Qualified School Construction Bonds (RBH-TRB East Mezz Urban Renewal Entity, LLC - 2011 Project) of the Authority (herein called the “Indentured Bonds”), equal in aggregate principal amount to the outstanding and unpaid principal amount of the Bonds at the time of such authorization and in all other respects substantially similar to, and having substantially all the rights and privileges carried by, the Bonds.

(b)                                 Any action taken by the Authority pursuant to this Section 3.03 shall be taken by the Authority as soon as practicable (as determined by the Authority) after such written request from the Holder; provided however, no such action under this Section 3.03 shall be taken (i) without the approval of counsel chosen by the Authority, (ii) without an approving legal opinion of Bond Counsel and (iii) if it shall constitute an Event of Default.

(c)                                  In connection with the execution of the Indenture, the Holder shall assign to the trustee under the Indenture, to be held by such trustee for the benefit of all the Holders of the Indentured Bonds, all of the rights of the Authority assigned to such Holder pursuant to Section 12.07 and the Authority’s Assignment and, in that connection, will execute and deliver all such instruments and documents as may be deemed necessary or appropriate by counsel for the Authority and by such independent counsel as shall be designated by such Holder.  The terms and provisions of the Indentured Bonds shall be set forth in the Indenture which shall also embody the substance of all covenants, conditions and provisions set forth in the Loan Documents.

(d)                                 The Borrower shall cooperate with the Authority and the Holder and shall execute such documents and instruments and take such actions as may reasonably necessary in connection with the execution and delivery of the Indenture, provided that (a) the terms of the Indenture shall not adversely affect the rights or expand the obligations of the Borrower under this Agreement and the other Loan Documents unless the Borrower shall have consented thereto in writing, and (b) the Borrower shall not be required to pay or incur any costs or expenses in connection with the execution and delivery of the Indenture.

(e)                                  Prior to a proposed sale of 100% of the Bonds outstanding, provided no Event of Default has occurred and is continuing, the holder/seller shall provide the Borrower with fifteen (15) days notice of the terms of the proposed sale and the opportunity to purchase or cause the purchase of the Bonds on the proposed sale date for the same terms.  In the event the Borrower intends to purchase or cause the purchase of the Bonds, it shall provide notice to the holder/seller within such fifteen (15) day period and at least two (2) days prior to the proposed sale date.

Section 3.04.                             Replacement of Mutilated, Destroyed, Lost or Stolen Bonds.  In case any Bond shall become mutilated or be destroyed, lost or stolen, the Authority shall cause to be executed a new Bond of like series, tenor and, upon the cancellation of the mutilated Bond or, in lieu of and in substitution for the Bond destroyed, lost or stolen, upon the Holder’s paying the expenses and charges of the Authority in connection therewith and, in the case of a Bond being destroyed, lost or stolen, his filing with the Authority evidence satisfactory to it that the Bond was destroyed, lost or stolen, and of his ownership thereof, and his furnishing to the Authority indemnity satisfactory to it.

Section 3.05.                             Cancellation of Bonds and Return of Note Upon Payment in Full.  Upon the Cancellation Date or payment in full of the principal of, premium, if any, and interest on the Bonds, the Holder shall surrender the Bonds to the Authority and upon payment in full of the principal of, premium, if any, and interest on the Bonds shall return the Note to the Borrower.

Section 3.06                                Findings of Authority.  The Authority is making the Loan to the Borrower under this Bond Agreement in order to promote the purposes and objectives of the Act.  In the Resolution, the Authority has made certain findings and determinations with regard to the Project.  The Authority has determined that the Project would: (i) tend to maintain or provide gainful employment opportunities within and for the people of the State; or (ii) aid, assist and encourage the economic development or redevelopment of any political subdivision of the State; or (iii) maintain or increase the tax base of the State or of any political subdivision of the State; or (iv) maintain or diversify and expand employment promoting enterprises within the State.

The Authority made the above findings and determinations based on the Application received by the Authority.  The Borrower represented in the Application that the Charter School Project, together with Workforce A and Workforce B, will increase employment in the State by approximately 416 construction jobs.

ARTICLE IV

THE LOAN

Section 4.01.                             The Loan.  The Authority agrees, upon the terms and subject to the conditions hereinafter set forth, to make the Loan to the Borrower for the purposes set forth in the recitals hereinabove.  The Loan amount ($22,748,000) shall initially be held in the Escrow Account.  On the Release Date, the Bond proceeds shall be transferred to the Master Escrow Fund.

Section 4.02.                             The Debt Service Fund.  There is hereby established a Debt Service Fund, into which the Agent shall, except as otherwise provided in this Agreement, deposit all funds received by the Agent from the Borrower, including payments made pursuant to this Agreement and the Note, and any other amounts required or permitted to be deposited therein pursuant to the provisions of this Agreement , the Cash Management Agreement and the Intercreditor Agreement.  Such amounts shall be held in the applicable account in the Debt Service Fund pending payment to the Holder of the Bonds.  The yield on the investment of funds in the Debt Service Fund shall not exceed 3.87% per annum.  The Purchaser shall have a lien on the moneys in the Debt Service Fund pending the disbursement of such moneys.  The following separate accounts shall be established, held and maintained in the Debt Service Fund by the Agent as follows:

(i)                                     Sinking Fund Account: (A)  The principal or sinking fund payments on the Note shall be deposited in the Sinking Fund Account within the Debt Service Fund and will be applied to the repayment of the principal of the Bonds and paid to the Holder upon the earlier to occur of (1) the Reset Date (as defined in the Bonds) if the Bonds will no longer be held by the Bank after such date, and 100% of the Bonds then outstanding are not remarketed to another Holder, (2) an Event of Default and acceleration of the Borrower’s obligations under this Bond Agreement or (3) the Maturity Date (as defined in the Bonds); and

(B)                                The Borrower may request releases of the income earned on the Sinking Fund Account no more frequently than twice in any given period of twelve consecutive months.  So long as (i) at the time of the request, no Event of Default has occurred and is continuing and (ii) after giving effect to such request, the amount on deposit in the Sinking Fund Account is not less than the aggregate principal amount required to be deposited as of such date as set forth in the Note, the Agent shall honor such request by disbursing the amount so requested to the Borrower in accordance with any payment instruction reasonably proposed by the Borrower; and

(ii)                                  Interest Account: The interest payments on the Note, including the Subsidy Interest or Credits received into the Subsidy Receipt Account, shall be immediately deposited in the Interest Account within the Debt Service Fund and shall be paid to the Holder as required under the Bonds.

To evidence its obligation to repay the Loan, the Borrower shall execute the Note.  The Loan and the Note shall be secured by the Collateral, subject only to the Permitted Encumbrances.  The Loan shall be repaid as provided in the Note.  Notwithstanding the right of the Borrower to receive Debt Service Subsidy Payments, the Borrower shall be obligated to make all payments of interest on the Note, including the Subsidy Interest to the extent the Subsidy Interest is not received directly by the Agent and deposited in the Subsidy Receipt Account.  The Note shall be subject to mandatory tender as provided in the Note.

Section 4.03.                             Security.   (a)                          The Obligations shall be secured by the Collateral, which will include without limitation (i) a first mortgage lien upon the Premises and all fixtures, equipment and the improvements of the Borrower in or upon the Premises; (ii) the Borrower’s interest in all licenses, permits and approvals for the Premises, (iii) an assignment of the Ground Lease, and revenues, if any due to the Borrower or received by the Borrower from the use and occupancy of the Premises, and (iv) an assignment by the fee owner of all leases and rents and all construction documents received by it related to the construction of the improvements upon the Premises.

(b)                                 (i)                                     In addition, in order to further secure the Obligations, the Borrower hereby grants to the Authority and to the Purchaser a first priority security interest in, and hereby pledges to the Authority and to the Purchaser, all certificates and other instruments evidencing Investment Obligations and the investment proceeds thereof and all other sums or monies now or hereafter on deposit in the funds and accounts established under this Agreement, including without limitation the Escrow Account, the Debt Service Fund and the Subsidy Receipt Account, and as it relates to any of the foregoing, all roll-overs, renewals, continuations, extensions and modifications thereof, additions thereto, substitutions and replacements therefor, and increments thereto, whether of the original sum or sums or any lesser or greater sum, and all proceeds of any or all of the foregoing and all property which is within the definition of proceeds as it is defined in the Uniform Commercial Code.

(ii)                                  The Borrower hereby authorizes the Escrow Agent to sign, endorse, execute, negotiate and deliver in the name of the Borrower any and all documents or instruments necessary to accomplish the aforestated roll-overs, renewals, continuations, extensions, additions, substitutions, replacements, modifications, and increments. This is an agency coupled with an interest and any such signature, endorsement, execution, negotiation or delivery by the Escrow Agent shall have the same force, effect and validity as if done by the Borrower.

(iii)                               The Borrower shall have access to the funds in the Escrow Account only as permitted, and for the purposes allowed, by this Agreement.  Until disbursed to the Borrower in accordance with this Agreement, the rights of the Borrower to the funds in the Project Fund shall at all times and in all respects be subject to the prior lien and pledge rights of the Authority and the Purchaser.  In furtherance of the foregoing, the Escrow Agent hereby acknowledges that it is holding all the above-described property now or hereafter in the Escrow Account, the Debt Service Fund and the Subsidy Receipt Account in trust and for the benefit of the Authority and the Purchaser as security for the Obligations.

(iv)                              The Authority hereby acknowledges that by the Authority’s Assignment,

the Authority has assigned to the Purchaser (subject to the Authority’s Reserved Rights) all of the Authority’s right, title and interest in and to all the above-described property now or hereafter in the Escrow Account, the Debt Service Fund and the Subsidy Receipt Account.

(c)                                  It is the intention of the parties hereto that this Bond Agreement constitute a security agreement pursuant to the Uniform Commercial Code as enacted into law in the State for the purpose of creating the security interests granted herein.

(d)                                 It is the intention of the parties hereto that this Bond Agreement shall also constitute and be considered a “control agreement” under applicable law.

Section 4.04.                             Incorporation of Terms.  The other Loan Documents shall be made subject to all the terms and conditions contained in this Bond Agreement to the same extent and effect as if this Bond Agreement were fully set forth in and made a part of the other Loan Documents.  This Bond Agreement is made subject to all the conditions, stipulations, agreements and covenants contained in the other Loan Documents to the same extent and effect as if the other Loan Documents were fully set forth herein and made a part hereof.  Notwithstanding any of the foregoing, if any provisions in the other Loan Documents are inconsistent with this Bond Agreement, this Bond Agreement shall control.

Section 4.05.                             Payments.  Payments to be made under this Bond Agreement or the Note which are stated to be due on a day which is not a Business Day shall be made on the next succeeding Business Day.

Section 4.06.                             Method of Payment. The Borrower shall tender payment to the Purchaser, and hereby agrees to permit the Agent to debit the Borrower Account and the Subsidy Receipt Account not later than the close of business on the day of any installment or other amount due pursuant to the terms of the Note in the amount so due.  All payments of the Borrower on the Note shall be credited against corresponding payments due from the Authority on the Bonds.

Section 4.07.                             Prepayment.  The Loan may be prepaid only as provided in the Note.

Section 4.08.                             Late Charge.  A late charge may be assessed against the Borrower in accordance with the terms of the Note for any payment due under the Note which is not received within fifteen (15) days of its due date, which is equal to six (6%) percent of the amount remaining unpaid.  Upon and during the continuance of an Event of Default, the Bonds and Note shall bear interest at the Default Rate, but not in excess of the maximum lawful rate of interest.

Section 4.09.                             No Abatement of Payments.  If any of the Collateral shall be damaged or either partially or totally destroyed, or if title to, or the temporary use of the whole or any part of the Collateral shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by the Borrower hereunder or under the Note, and the Borrower shall continue to be obligated to make such payments.

Section 4.10.                             Repair, Restoration and Relocation.  In the event of any damage, destruction, taking or condemnation of any of the Collateral (each an “Event”), the Borrower shall cause the proceeds of any insurance or condemnation award to be applied in accordance with the Intercreditor Agreement to the reduction of the Loan or to repair, restore or relocate such Collateral; in the event the Borrower is permitted to repair or restore such Collateral, the Borrower shall cause the Project to be restored to a fair market value equal to not less than the fair market value immediately prior to such Event.

ARTICLE V

ESCROW ACCOUNTS, REBATE ACCOUNT AND ESCROW AGENT

Section 5.01.                             Creation of the Loan, Sale of the Bonds, Deposits in the Escrow Account.  In order to create the Loan, the Authority, concurrently with the execution and delivery of this Bond Agreement, will sell, issue and deliver the Bonds to the Purchaser in consideration for which the Purchaser is hereby directed by the Authority to deposit the purchase price of the Bonds in the Escrow Account.

Section 5.02.                             Disbursement of Bond Proceeds. On the Release Date a portion of the Bond proceeds determined by the Borrower and approved by the Purchaser shall be deposited into the Initial Leverage Loan QSCB Account and a portion of the Bond proceeds determined by the Borrower and approved by the Purchaser shall be deposited into the Building 6.1 Escrow Account.  Such funds shall then be further applied as set forth in the Master Escrow Deposit Agreement.

Notwithstanding the foregoing transfers, it shall be the obligation of the Borrower to cause the Bond Proceeds to be used solely for Proper Charges. To that end the Borrower shall cause the Bond Proceeds to be applied as set forth in the Tax Certificate and (i) shall cause the QALICB to not use or direct the use of the Bond Proceeds in any manner, or take or omit to take any other action, so as to cause the Bonds to fail to be qualified bonds for purposes of Sections 54(A), 54(F) and 6431 of the Code, (ii) not to use more than 2% of the proceeds of the Bonds for Issuance Costs, and (iii) to use 100% of Net Proceeds of the Bonds for the construction, rehabilitation or repair of a public school facility or for the acquisition of land on which such a facility is to be constructed with the proceeds of such issue or for the acquisition of equipment in the public school facility to be constructed.

Section 5.03.                             (Intentionally Omitted).

Section 5.04.                             No Liability of Authority, Purchaser or Agent.  Nothing contained herein or in any documents and agreements contemplated hereby or in any other Loan Document shall impose upon the Purchaser, the Agent or the Authority any obligation to see to the proper application of the Bond Proceeds by the Borrower or any other recipient thereof, and, in making the initial lump sum disbursements/deposits into the Master Escrow Fund to facilitate the leverage loans, the Agent may rely on such documents, certificates and opinions delivered to it as of the Closing Date and on or about the Release Date by the Borrower and its counsel.  The Purchaser, the Agent and the Authority shall be relieved of any liability with respect to making disbursements of the Bond Proceeds in accordance with the Master Escrow Deposit Agreement, the Building Loan Agreement and the Intercreditor Agreement.

Section 5.05.                             Furnishing Documents to the Authority.  The Agent agrees that it shall hold all documents, affidavits, certificates and opinions delivered to the Agent pursuant to this Agreement for a period of at least two (2) years after the final disbursement of Bond Proceeds made by the Escrow Agent under the Intercreditor Agreement from the Escrow Disbursement Accounts. The Borrower hereby agrees to furnish or cause to be furnished to the Agent or

Authority such documents, affidavits, certificates, or opinions as may be requested in order to establish the use and investment of the Bond Proceeds for the Project. The Authority shall have the right to inspect such documents, affidavits, certificates and opinions at the corporate trust office designated by the Agent at reasonable times and upon reasonable notice.  The Agent shall provide copies of such documents, affidavits, certificates and opinions to the Authority at its request.

Section 5.06.                             Establishment of Completion Date.  Completion of the Project and payment of the costs related to the Loan shall be evidenced by delivery to the Authority and to the Purchaser of the Borrower’s Completion Certificate signed by an Authorized Borrower Representative stating the date of completion of the Project and that, as of such date, except for amounts retained by the Agent at the Borrower’s direction for any cost of the Project not then due and payable or, if due and payable not then paid:  (i) the Project has been completed; (ii) the cost of all labor, services, materials and supplies used in the Project have been paid, or will be paid from amounts retained by the Agent at the Borrower’s direction for any cost of the restoration of the Project not then due and payable or, if due and payable, not then paid; and (iii) the Project is being operated as an authorized “project” under the Act and substantially as proposed in the Application.  Notwithstanding the foregoing, the Borrower’s Completion Certificate may state that it is given without prejudice to any rights against third parties which exist at the date of the Borrower’s Completion Certificate or which may subsequently come into being.  Any amount remaining in the Escrow Accounts on the Completion Date (except for amounts therein sufficient to cover costs of the Project not then due and payable or not then paid) shall be used upon the written instructions of the Borrower by the Agent to make prepayments of principal only on the Note in accordance with its terms and following such date the Borrower shall not permit such funds to be invested at a yield materially higher than the yield on the Bonds.  Notwithstanding the foregoing, on or prior to the third (3rd) anniversary of the Closing Date, the Borrower shall cause any Bond Proceeds remaining unexpended to be applied to redeem the Bonds.

Section 5.07.                             Borrower Required to Pay if Bond Proceeds Are Insufficient.  In the event the moneys available for payment of the costs of constructing the Project are not sufficient to pay the costs of completing the Project, the Borrower agrees to complete the Project or cause the Project to be completed.  The Authority, the Purchaser and the Agent make no warranty, either express or implied, that the Bond Proceeds will be sufficient to pay all of such costs.  The Borrower agrees that if, after disbursement of all the Bond Proceeds, the Borrower shall pay any portion of the costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Authority, the Purchaser or the Agent.

Section 5.08.                             Escrow Account, Debt Service Fund and Escrow Accounts in Event of Default or Cancellation.  If the Purchaser should, because of the occurrence of an Event of Default, declare the entire principal amount of the Note due and payable, then any Bond Proceeds remaining unexpended and any moneys in the Escrow Account or the Debt Service Fund, shall be paid over to the Purchaser to satisfy the amount of the Obligations due and payable and any other amounts due and payable pursuant to the Loan Documents.

Section 5.09.                             Establishment of Rebate Account.  In addition to the Debt Service Fund established pursuant to Section 4.02 hereof and the Escrow Accounts set forth in Section 5.02 above, the following account shall be established.

(i)                                     A special fund is hereby created and designated as the Rebate Account to be maintained with the Agent.  The Borrower shall transfer or cause to be transferred by the Agent from the Rebate Account at such times and to such Person as required by Section 148 of the Code an amount equal to the Rebate Amount.  Amounts in the Rebate Account shall be exempt from the lien of this Bond Agreement.  To the extent such amounts on deposit in the Rebate Account are not sufficient to meet the Rebate Amount, the amount of the deficiency shall be immediately paid by the Borrower to the Agent for deposit in the Rebate Account.  Notwithstanding anything contained in this Bond Agreement to the contrary, neither the Authority, the Purchaser nor the Agent shall be responsible or liable for any loss, liability, or expense incurred to the extent incurred as a result of the failure of the Borrower to fulfill its obligations with respect to the calculation and payment of the Rebate Amount.  The Authority, the Purchaser and the Agent shall be entitled to rely conclusively upon the calculations provided by the Borrower.

(ii)                                  The Agent, at the written direction of the Borrower given in accordance with this Bond Agreement, shall apply or cause to be applied the amounts in the Rebate Account at the times and in the amounts required by Section 148 of the Code solely for the purpose of paying the United States of America in accordance with Section 148 of the Code.

(iii)                               Notwithstanding the final payment of the Loan, moneys held in the Rebate Account shall be held by the Agent until the last Rebate Amount has been paid or until the Borrower has provided the Agent with a report of a Rebate Expert as required by Section 9.03 of this Bond Agreement showing that no Rebate Amount is owed.

(iv)                              Moneys held in the Rebate Account shall be invested and reinvested, upon the written direction of the Borrower, by the Agent in Investment Obligations that mature at such times specified in such written direction, which times shall be not later than such times as shall be necessary to provide moneys when needed for the payments to be made from such Rebate Account and in accordance with the provisions hereof.  The interest earned on any moneys or investments in the Rebate Account shall be retained in such Account.

Section 5.10.                             Establishment of the Subsidy Receipt Account.  In addition to the Debt Service Fund established pursuant to Section 4.02 hereof, the Escrow Accounts set forth in Section 5.02 above and the Rebate Account established pursuant to Section 5.09 hereof, the following account shall be established as a special account for the benefit of the Borrower, designated as the “Subsidy Receipt Account”, in which the Agent shall deposit the Debt Service Subsidy Payments.  On each Interest Payment Date the Agent shall transfer to the Debt Service Fund moneys sufficient to make the interest payment on the Bonds.  The Purchaser shall have a lien upon all moneys in the Subsidy Receipt Account.

Section 5.11.                             Duties of the Agent with Respect to this Bond Agreement.  The Agent agrees to act and do the following on behalf of the Authority:

(a)                                  establish and maintain the Escrow Account, the Debt Service Fund, the Rebate Account and the Subsidy Receipt Account;

(b)                                 upon receipt of notice by or actual knowledge of any officer of the Agent responsible for the administration of the Debt Service Fund, report to the Authority any breach of any covenant or any Event of Default by the Borrower under this Bond Agreement or any fact or circumstance which, except for any grace period permitted by this Bond Agreement, would result in any breach of a covenant or Event of Default by the Borrower hereunder.  The Agent shall report such breach, Event of Default or information to the Authority promptly after the Agent becomes actually aware of such breach, Event of Default, fact or circumstance;

(c)                                  furnish the Borrower and the Authority with a reminder notice of the Borrower’s obligation to file its report with the Authority in accordance with Section 9.03 hereof and to file its rebate calculation and make its rebate payment, if any, to the Internal Revenue Service.  Such reminder notice shall be furnished to the Borrower and the Authority at least 90 days prior to each fifth anniversary of the issuance of the Bonds as set forth in Section 9.03 hereof and within 30 days following the redemption or final payment of the Bonds, however, the failure of the Agent to provide said reminder notice shall not affect the Borrower’s obligations pursuant to Section 9.03 of this Bond Agreement.  The Agent shall have no further obligation for the computation of the Rebate Amount or the filing or payment thereof;;

(d)                                 provide timely notice to the Authority that some or all of the Bonds have been redeemed or paid in full.

(e)                                  act as calculation agent for the Bonds and in such capacity it shall:

(i)                                     not less than 45 and not more than 90 days prior to each Subsidy Interest Payment Date, perform the calculations necessary to complete Form 8038-CP requesting payment of a credit (“Credit”) equal to the Subsidy Interest Rate payable on the Bonds for the period ending on each such Subsidy Interest Payment Date;

(ii)                                  secure the signature of an authorized officer of the Authority on such Form 8038-CP;

(iii)                               upon receipt of each Form 8038-CP duly executed by the Authority, file each such Form 8038-CP with the Department of the Treasury at the Internal Revenue Service Center, Ogden, Utah 84201-0020 (unless notified by the Authority or the Internal Revenue Service in writing of a change of address therefor) not less than 45 and not more than 90 days prior to each Subsidy Interest Payment Date for the Bonds; and

(iv)                              all Credits received by the Agent shall be transferred to the Subsidy Receipt Account.

(f)                                    The Agent shall promptly provide the Authority with written notice of all communications it receives, as the Authority’s representative (as such term is used in the Form 8038-CP), from the Internal Revenue Service or the United States Department of the Treasury including, but not limited to, any change in the filing requirements or procedures promulgated by the Internal Revenue Service or the United States Department of the Treasury of which the Agent has actual knowledge.  In the event of any change in the filing requirements or procedures promulgated by the Internal Revenue Service or the United States Department of the Treasury, (i) the Authority and the Agent shall negotiate in good faith to amend this Agreement to conform to such change, and (ii) whether or not this Agreement is so amended, the Agent shall have the right to consult with a Bond Counsel with respect to such change.  For purposes of this Section 5.11(f), the Agent shall not be required to undertake, or be deemed to have notice of, any such changes in the filing requirements or procedures promulgated by the Internal Revenue Service or the United States Department of the Treasury unless either (x) the Agent has actual knowledge thereof or (y) the Agent is advised thereof, in writing, by an authorized representative of the Authority or the Borrower or counsel to the Authority or counsel to the Borrower (including, but not limited to, Bond Counsel).

The Borrower hereby acknowledges that it is familiar with all of the duties of the Agent as set forth herein and agrees to be bound by the provisions hereof.  The Borrower further agrees that the Agent, the Purchaser, the Authority and their respective employees shall not be liable for, and agrees to hold the Agent, the Purchaser, the Authority, their respective employees and the Agent’s, the Purchaser’s and the Authority’s members, officers, directors, agents and attorneys harmless against, any loss or damage suffered by the Borrower as a result of the Agent’s good faith performance hereunder except, in the case of the Agent or its employees, loss or damage suffered by the Borrower as a result of the gross negligence or willful misconduct of the Agent or its employees.

Section 5.12.                             Resignation of the Agent.  The Agent or any successor thereto may at any time resign and be discharged of its duties and obligations created by this Bond Agreement by giving not less than sixty (60) days prior written notice to the Authority and the Borrower specifying the date when such resignation shall take effect.  Such resignation shall take effect upon the day specified in such notice without the necessity of the appointment of a successor Agent, subject to reappointment in the event condemnation or insurance proceeds are received pursuant to Article IV hereof.

Section 5.13.                             Removal of the Agent.  The Agent or any successor thereto may be removed at any time by the Holder by an instrument in writing signed and duly acknowledged by such Holder, a facsimile of which shall be filed with the Authority.  Upon a sale of the entire principal outstanding amount of the Bond by the Purchaser, the Borrower shall have the right to remove the Agent by an instrument signed and duly acknowledged by the Borrower.

Section 5.14.                             Appointment of Successor Agent.  In case at any time the Agent or any successor thereto shall resign, be removed, become incapable of acting, or be adjudicated a bankrupt or insolvent, or if a custodian, receiver, liquidator or conservator of the Agent or of its property shall be appointed, or if any public officer shall take charge or control of the Agent or of its property or affairs, a successor may be appointed by the Borrower by an instrument or concurrent instruments in writing signed by the Authority and the Borrower and delivered to the successor Agent, notification thereto being given to the predecessor Agent, the Purchaser and the Borrower.  A successor Agent appointed under the provisions of this Section shall be a bank, trust company or a national banking association, having capital and surplus aggregating at least ten million dollars ($10,000,000), willing and able to accept the office on reasonable and customary terms, and authorized by law to perform all the duties imposed upon it by this Bond Agreement.

Section 5.15.                             Transfer of Rights and Property to Successor Agent.  Any successor Agent appointed shall execute, acknowledge and deliver to its predecessor Agent, the Purchaser, the Borrower and the Authority an instrument accepting such appointment, and thereupon such successor Agent, without any further act, deed or conveyance, shall become fully vested with all moneys, estates, properties, rights, powers, duties and obligations of such predecessor Agent, with like effect as if named herein as such Agent.  Nevertheless, on the written request of the Authority or of the successor Agent, the predecessor Agent shall execute, acknowledge and deliver such instruments of conveyance and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all the right, title and interest of the predecessor Agent in and to any property held by it under the Loan Documents, and shall pay over, assign and deliver to the successor Agent any money or other property subject to the trust and conditions herein or set forth in the other Loan Documents.  Should any deed, conveyance or instrument in writing from the Authority be required by such successor Agent for more fully and certainly vesting in and confirming to such successor Agent any such moneys, estates, properties, rights, powers and duties, then all such deeds, conveyances and instruments in writing shall be prepared by the successor Agent at the expense of the Borrower and shall be executed, acknowledged and delivered by the Authority, but only upon written request and so far as may be authorized by law.

Section 5.16.                             Merger or Consolidation.  Any entity into which the Agent may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which it shall be a party, or any entity to which the Agent may sell or transfer all or substantially all of its business, shall be the successor to the Agent without the execution or filing of any paper or the performance of any further act except to notify the Authority, the Borrower and the Purchaser within thirty (30) days of such merger, conversion or consolidation, provided such entity shall be a bank, trust company or national banking association which is qualified to be a successor to the Agent under Section 5.15 and shall be authorized by law to perform all the duties imposed upon it by this Bond Agreement.

Section 5.17.                             Conflicts.  In the event that the Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to any account maintained hereunder which, in its sole discretion, are in conflict either with other instructions received by it or with any provision of this Bond Agreement, the Agent shall have the absolute right to suspend all further performance under this Bond Agreement (except for the safekeeping of the Escrow Account) until the resolution of such uncertainty or conflicting instructions.  In the event the Agent believes that there is a conflict that warrants the Agent’s suspension of all further performance, the Agent shall immediately notify all of the parties in writing of that conflict, and further, shall convene a meeting of all interested parties within ten (10) days of the receipt of such notice in which meeting the parties shall confer in good faith to try to resolve such conflicts.  In the event the conflicts are not resolved as a result of that meeting, the parties agree that they will submit the matters in dispute to arbitration to be addressed on an expedited basis.

ARTICLE VI

REPRESENTATIONS AND COVENANTS OF THE AUTHORITY

Section 6.01.                             Authority Representations.  The Authority represents to and agrees with the Purchaser and the Agent that as of date hereof and as of the Closing Date:

(a)                                  The Authority is a public body corporate and politic, duly created and existing as a political subdivision of the State, with the power and authority set forth in the Act, including the power and authority to authorize the issuance of the Bonds under the Act.

(b)                                 The Authority has the requisite authority to enter into this Bond Agreement.  This Bond Agreement has been duly authorized, executed and delivered by the Authority and, assuming the due authorization, execution and delivery by the other parties hereto, will constitute a valid and binding obligation of the Authority, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, moratorium or other similar laws or equitable principles affecting creditors’ rights or remedies generally.)

(c)                                  The Authority has the requisite authority to execute the Bonds and when delivered to and paid for by the Purchaser on the Closing Date in accordance with the provisions of this Bond Agreement, and the Resolution, the Bonds will have been duly authorized, executed and issued and will constitute valid and binding limited obligations of the Authority enforceable in accordance with their respective terms and entitled to the benefits and security of this Bond Agreement (subject to any applicable bankruptcy, insolvency, moratorium or other similar laws or equitable principles affecting creditors’ rights or remedies generally).

(d)                                 The adoption of the Resolution and the execution of this Bond Agreement, and the Bonds and compliance by the Authority with the provisions thereof and hereof, under the circumstances contemplated thereby and hereby, to the knowledge of the Authority, do not and will not in any material respect conflict with or constitute on the part of the Authority a breach of or default under any indenture, deed of trust, mortgage, agreement, or other instrument to which the Authority is a party, or conflict with, violate, or result in a breach of any existing law, public administrative rule or regulation, judgment, court order or consent decree to which the Authority is subject.

(e)                                  The Resolution and the forms of this Bond Agreement, and the Bonds were adopted or approved at a duly convened meeting of the Authority, with respect to which all legally required notices were duly given, and at which meeting a quorum was present and acting at the time of adoption thereof.

(f)                                    The State is not obligated to pay, and neither the faith and credit nor taxing power of the State is pledged to the payment of, the principal or redemption price, if any, of or interest on the Bond.  The Bond is a special, limited obligation of the Authority, payable solely out of the revenues or other receipts, funds or moneys of the Authority pledged under this Bond Agreement and from any amounts otherwise available under this Bond Agreement for the payment of the Bond.  The Bond does not now and shall never constitute a charge against the general credit of the Authority.  The Authority has no taxing power.

(g)                                 The Authority makes no representation as to (i) the financial position or business condition of the Borrower or (ii) the correctness, completeness or accuracy of any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made by the Borrower in connection with the sale or transfer of the Bonds, the execution and delivery of this Bond Agreement or the consummation of the transactions contemplated hereby.

Section 6.02.                             Designation of Bonds.  The Authority hereby designates the Bonds as “Qualified School Construction Bonds” within the meaning of Section 54F of the Code.

Section 6.03.                             Authority Pledge.  The Authority hereby pledges and assigns to the Borrower, and the Borrower hereby designates the Agent as its designee, the right to receive the Debt Service Subsidy Payments from the Bonds.

Pursuant to Section 9.03 hereof, the Borrower has covenanted to comply with the provisions of Sections 54A, 54F and 6341 of the Code.  The Authority hereby covenants not to take or omit to take any action so as to cause Bonds to be ineligible for receipt of the Debt Service Subsidy Payments, and all applicable regulations promulgated with respect thereto, throughout the term of the Bonds.  Pursuant to this Bond Agreement all investments of the Bond Proceeds will be at the direction of the Borrower.

ARTICLE VII

REPRESENTATIONS AND DUTIES OF THE PURCHASER

Section 7.01.                             Purchaser Representations.

(a)                                  The Purchaser has made an independent investigation and evaluation of the financial position and business condition of the Borrower and the value of the Project, or has caused such investigation and evaluation of the Borrower and the Project to be made by Persons it deems competent to do so.  The Purchaser has not relied on the Authority for any information regarding the Borrower or the Project and the Purchaser expressly relieves the Authority and its agents, representatives and attorneys of any liability for failure to provide such information or for any untrue fact or material omission in any information regarding the Borrower or the Project that may have been provided by the Borrower or the Authority, and their agents, representatives and attorneys.

(b)                                 The Purchaser is purchasing the Bonds for its own account, with the purpose of investment and not with the intention of distribution or resale thereof, provided that the right is reserved by the Purchaser to dispose of all or any part of the Bonds in compliance with applicable federal and State securities laws and Section 3.02 and 3.03 of this Bond Agreement if, in the future, the Purchaser, in its sole discretion, deems it desirable to do so.  The Bonds will not be sold unless registered in accordance with the rules and regulations of the Securities and Exchange Commission or the Authority and the Borrower are furnished with an opinion of counsel or a “No Action” letter from the Securities and Exchange Commission that such registration is not required.

Section 7.02.                             Tax Consequences.  The Purchaser hereby acknowledges the following arising under the Code:

(a)  On each Interest Payment Date the Authority shall be entitled to receive refundable tax credits in the form of cash subsidy payments from the United States Treasury equal to 100% of the interest payable on the Bonds on each Interest Payment Date for the Bonds pursuant to Section 54F of the Code and Section 6431 of the Code up to the applicable tax credit rate (as such term is defined in the Code). However, various events can occur that may delay, impede or negate the receipt of such subsidy or reduce the amount of such subsidy.

(b)  The Purchaser understands that interest on the Bonds will be taxable as ordinary income for federal income tax purposes and that neither the Authority nor Bond Counsel expresses an opinion regarding other tax consequences related to the ownership or disposition of, or the receipt of federal tax credits or the accrual or receipt of interest (or deemed interest) with respect to, the Bonds.

Section 7.03.                             Filing of Other Documents.  The parties hereto shall execute, at the request of the Purchaser or the Agent, and the Borrower shall file, and hereby authorizes the Purchaser or Agent to file (on the Borrower’s behalf or otherwise) such Financing Statements, continuation statements, notices and such other documents necessary to perfect all security interests created pursuant to the terms of this Bond Agreement, the other Loan Documents and to preserve and protect the rights of the Purchaser in the Collateral, under this Bond Agreement and the Note and the granting by the Authority of certain rights of the Authority pursuant to this Bond Agreement and the Authority’s Assignment, and the Authority shall have no responsibilities for such filings whatsoever, other than executing the documents requested by the Borrower or the Agent.

Section 7.04.                             Notice of Events of Default.  The Purchaser, the Agent and the Authority shall each notify the other parties promptly in writing of any event of which it has actual notice which constitutes an Event of Default or which, with the passage of time, will become an Event of Default.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Authority, to the Purchaser and the Agent that:

Section 8.01.                             Organization, Powers, etc.  The Borrower is an urban renewal limited liability company duly organized, validly existing and in good standing under the laws of the State.  The Borrower has the power and authority to own its properties and assets and to carry on its business as now being conducted (and as now contemplated by the Borrower) and has the power to perform all the undertakings of the Loan Documents, to borrow hereunder and to execute and deliver the Loan Documents.

Section 8.02.                             Execution of Loan Documents.  The execution, delivery and performance of the Loan Documents and other instruments required by this Bond Agreement:

(a)                                  have been duly authorized by all requisite corporate action;

(b)                                 do not and will not contravene any provision of law, governmental rule, regulation or order of any court or other agency of government applicable thereto;

(c)                                  do not and will not conflict with or violate any provision of any charter document, operating agreement, by-law or governing document of the Borrower;

(d)                                 do not and will not violate or result in a default under any provision of any indenture, mortgage, contract or other instrument to which it is a party or any order, writ, injunction or decree to which it is a party or by which it or its properties or assets are bound;

(e)                                  do not and will not result in the creation or imposition of any lien, charge or encumbrance of any nature, other than the liens created by the Loan Documents and the Permitted Encumbrances.

Section 8.03.                             Title to Collateral.  The Borrower has or will have good and marketable title to the Collateral and other assets (if any) free and clear of any lien or encumbrance, except for the Permitted Encumbrances.  Upon filing the Mortgage the Authority will have a first lien upon the Borrower’s interest in the Premises and a valid and perfected first lien security interest in the improvements upon the Premises, each subject to a Subordination and Non Disturbance Agreement.  Upon the filing of the Financing Statements, the Authority and/or the Purchaser has or will have a perfected first lien security interest in the Collateral.  The Borrower has all of the trademarks and licenses necessary for the conduct of its businesses.

Section 8.04.                             Litigation.  To its knowledge, after due inquiry, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or to the best of its knowledge, threatened against or affecting it or any of its properties or rights which, if adversely determined, would (i) materially adversely affect the transactions contemplated hereby, (ii) affect the validity or enforceability of the Loan Documents, (iii) affect its ability to perform its obligations under the Loan Documents, (iv) materially impair its right to carry on its business substantially as now conducted (and as now contemplated by it) or (v) have a material adverse effect on its financial condition or the value of the Collateral.

Section 8.05.                             Payment of Taxes.  It has filed or caused to be filed all Federal, State and local tax returns which are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due.

Section 8.06.                             No Defaults.  It is not in default in the performance, observance or fulfillment of any order, arbitrator or governmental or non-governmental body; and is not subject to or a party to any order of any court or governmental or non-governmental body arising out of any action, suit, or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters.

Section 8.07.                             No Material Adverse Change; Financial Statements; and Solvency.

(i)                                     There has been no material adverse change in its financial condition since the date of the financial statements submitted to the Purchaser in connection with the making of the Loan.

(ii)                                  The financial statements that have been heretofore delivered to the Purchaser are true, correct and current in all respects and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof, and no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof and no borrowings (other than the Loan), which might give rise to a lien or claim against the Premises (other than such liens as are required to be released as of the Release Date) or proceeds of the Loan have been made by Borrower or others since the dates thereof.

(iii)                               The Borrower is, and upon consummation of the transactions contemplated by this Bond Agreement, the other Loan Documents and any other related documents, will be, solvent.

Section 8.08.                             Obligations of the Borrower.  The Loan Documents have been duly executed and delivered and are legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, moratorium or other similar laws or equitable principles affecting creditors’ rights or remedies generally.)

Section 8.09.                             Reserved.

Section 8.10.                             Design of the Project.  Except as set forth in Schedule A hereto, to its knowledge after due inquiry, the present operation of the Project and the operation as presently contemplated and as described in the Application does not and will not conflict with any current building, zoning, health, safety, water, air pollution or other ordinances, orders, laws or regulations applicable thereto.

Section 8.11.                             Commencement of Project; Proper Charges.  No cost of the Project for which the Borrower intends to seek reimbursement was incurred prior to the sixtieth day prior to March 8, 2011.  The Bond Proceeds will only to be used to pay Proper Charges.

Section 8.12.                             Placement in Service.  The improvements to facilities financed with the proceeds of the Bonds were not placed in service or acquired by the Borrower (determined in accordance with the provisions of the Code) more than one year prior to the date of the debt being financed with the proceeds of the Bonds.

Section 8.13.                             Financial Conflicts of Interest.  The Borrower certifies that all applicable State and local law requirements governing conflicts of interest are satisfied with respect to the Qualified School Construction Bonds.

Section 8.14.                             No Federal Guaranty. The Bonds will not be federally guaranteed within the meaning of Section 149(b) of the Code.

Section 8.15.                             Issuance Costs.  No more than 2% of the proceeds of the Bonds will be used to pay the issuance costs of the Bonds.

Section 8.16.                             Arbitrage.  The Borrower shall comply with the requirements of Section 148 of the Code with respect to the proceeds of the Bonds as provided in the Tax Certificate.

Section 8.17.                             Important Inducement.  The availability of the financial assistance by the Authority as provided herein has been an important inducement to the Borrower to engage in the Project and to locate the Project in the State.

Section 8.18.                             No Action.  The Borrower has not taken and will not take any action and knows of no action that any other Person has taken or intends to take, which would prohibit the Bonds from being Qualified School Construction Bonds under the Code.

Section 8.19.                             Maturity Limitation.  No maturity of any Bond exceeds the maximum term determined by United States Treasury Department under Section 54A(d)(5)(B) to be 19 years.

Section 8.20.                             Expenditure Representation.  The Borrower reasonably expects (i) 100 % or more of Net Proceeds of the Bonds to be spent for the purpose of construction, rehabilitation or repair of a public school facility or for the acquisition of land on which such a facility is to be constructed with the proceeds of such issue within the three year prior beginning on the date of issuance of the Bonds and (ii) to incur a binding commitment to spend at least 10% of Net Proceeds of the Bonds within the six-month period beginning on the date of issuance of the Bonds.

Section 8.21.                             Unexpended Bond Proceeds.  Should there remain any unspent Bond proceeds at the end of the 3 years from the Issue Date, the Borrower shall cause such unexpended funds to be applied to redeem the Bonds.

ARTICLE IX

COVENANTS OF THE BORROWER

The Borrower covenants and agrees, so long as this Bond Agreement shall remain in effect or the Note shall be outstanding, as follows:

Section 9.01.                             Insurance Required.

(A)                          the Borrower shall keep the Premises and machinery, furniture, fixtures and equipment continuously insured, to the extent of their full insurable replacement value and in such amounts in order to prevent the application of co-insurance and, in no event, less than the amount of the Note and other Obligations outstanding, against loss or damage by fire, with extended coverage, and coverage against loss or damage by vandalism, malicious mischief and, if available and required against flood and against other hazards as the Purchaser or the Authority may require, from time to time.  The Borrower shall also maintain or cause to be maintained commercial general liability insurance and workers compensation insurance, in such total amounts as the Purchaser or the Authority may require, from time to time naming both the Authority, the Purchaser and the Escrow Agent as an additional insured (except for workers compensation insurance).  All property insurance shall name the Purchaser as the mortgagee and lender loss payee.  At all times during the term of this Agreement, such coverage as noted herein shall include the insurance provisions contained in the Mortgage.

Section 9.02.                             Payment of Taxes, etc.  The Borrower shall promptly pay and discharge or cause to be promptly paid and discharged all payments in lieu of taxes, assessments and governmental charges or levies imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims which, if unpaid, might become a lien or charge upon such property and assets or any part thereof, except such that are contested in good faith in an appropriate forum and for which it has set aside adequate reserves.  The Borrower shall also take such actions as may be necessary to obtain and preserve the Debt Service Subsidy Payments.

Section 9.03.                             Compliance with Code and Arbitrage Regulations.  (a) (i) The Borrower hereby covenants that it will not take or cause the QALICB to take any action, or fail to take any action, if any such action or failure to take action would cause the Bonds to fail to be a “qualified bond” for purposes of Section 6431 of the Code, or otherwise make the Authority ineligible to receive Debt Service Subsidy Payments or that would cause the Bonds to be an “arbitrage bond” within the meaning of Section 148(a) of the Code.  The Borrower further covenants to comply and cause the QALICB to comply with the requirements of Section 54(A) and 54(F) of the Code and with the rebate requirements (including the prohibited payment provisions) contained in Section 148(f) of the Code and any regulations promulgated thereunder, to the extent applicable.

(ii)                                  Reserved.

(iii)                               The Borrower shall direct the Agent to make investments of amounts in the Escrow Account and the Debt Service Fund only at market prices within the meaning of Treasury Regulations Section 1.148-1.  In addition, any and all actions to be undertaken by the Borrower or by any other Person as to which the Authority or the Agent must, pursuant to the terms hereof, consent or approve in advance, shall be deemed to be the actions of the Borrower or such other Person (and not the actions of the Authority or the Agent).

(b)                                 The Borrower shall not permit at any time or times any of the Gross Proceeds from the sale of the Bonds or other of its funds to be used, directly or indirectly, to acquire any Investment Property (within the meaning of Section 148(b)(2) of the Code) the acquisition of which would cause the Bonds to be “arbitrage bonds” for the purposes of Section 148 of the Code.  The Borrower shall utilize and shall cause the QALICB to utilize the Bond Proceeds from the sale of the Bonds so as to satisfy the reasonable expectations of the Borrower set forth in the Tax Certificate of the Borrower furnished to Bond Counsel and the Authority.

(c)                                  The Borrower shall cause the QALICB use the Net Proceeds of the Bonds to acquire, construct and equip the Project in the manner and as specifically set forth in the Tax Certificate furnished to Bond Counsel and the Authority.  The Borrower shall not expend or allow the QALICB to expend the Bond Proceeds on assets other than those listed in the Tax Certificate without the express written consent of Bond Counsel.

(d)                                 Unless 100% of the proceeds of the Bonds are expended on the Project within the 3-year period beginning on the Issue Date, the Borrower will retain (i) Bond Counsel, (ii) any nationally recognized firm of certified public accountants, (iii) any reputable firm which offers to the tax-exempt/tax-credit bond industry rebate calculation services and holds itself out as having expertise in that area, or (iv) a Person or firm approved by Bond Counsel, in order to calculate the amount of rebate, if any, due to the United States pursuant to Section 148(f) of the Code, as set forth in paragraph (f) below (the “Rebate Expert”), on or no later than 30 days before the Initial Rebate Computation Date (as defined below) and on each rebate Computation Date thereafter, (A) to compute the Rebate Amount with respect to the Bonds for the period ending on such rebate Computation Date, (B) to deliver an opinion to the Authority and Agent concerning its conclusions with respect to the amount (if any) of such Rebate Amount together with a written report providing a summary of the calculations relating thereto and (C) to deliver an opinion to the Authority and Agent that all of the Gross Proceeds of the Bonds (within the meaning of Section 148(f) of the Code), other than Gross Proceeds of the Bonds on deposit in a Bona Fide Debt Service Fund, have been expended on or prior to the initial rebate Computation Date.  The Computation Date shall include (i) the final maturity of the Bonds, (ii) if the Bonds are redeemed prior to maturity, the date on which the Bonds are redeemed, (iii) the first day of the fifth anniversary of the date of issuance of the Bonds (the “Initial Rebate Computation Date”) and each fifth anniversary thereafter, and (iv) any other date that may be required by the Code.

(f)                                    The Borrower shall direct the Agent in writing to rebate the Rebate Amount to the United States on behalf of the Authority.  The Rebate Amount as of any Computation Date is the excess of the Future Value of all receipts on Nonpurpose Investments (“Nonpurpose Receipts”) over the Future Value of all payments on Nonpurpose Investments (“Nonpurpose Payments”).  To the extent amounts received from Nonpurpose Investments are reinvested, these amounts may be netted against each other and not taken into account in the computation of the Rebate Amount.  Nonpurpose Receipts and Nonpurpose Payments shall be determined as described below.

(1)                                  Nonpurpose Payments.  Nonpurpose Payments include actual payments (amounts of Gross Proceeds actually or constructively paid to acquire a Nonpurpose Investment including Qualified Administrative Costs); “allocation” payments (for a Nonpurpose Investment that is allocated to the Bonds after already having been acquired by the Borrower (e.g., sinking fund proceeds), an amount equal to the Value of the Investment on the allocation date); Computation Date payments (for a Nonpurpose Investment allocated to the Bonds at the end of the preceding Computation Period, the Value of the Investment at the beginning of the Computation Period); Yield Reduction Payments, if any; and the Computation Date credit equal to $1,000.

(2)                                  Nonpurpose Receipts.  Nonpurpose Receipts include actual receipts (amounts actually or constructively received with respect to a Nonpurpose Investment, such as earnings and return of principal, reduced by Qualified Administrative Costs); “deallocation” receipts (for a Nonpurpose Investment that ceases to be allocated to the Bonds or subject to rebate, the Value of the Investment on the “deallocation” date); Computation Date receipts (the Value of any Nonpurpose Investment held at the end of any Computation Period); and rebate receipts (any recovery of an overpayment of rebate).

Investments of amounts held in a Bona Fide Debt Service Fund for the Bonds will be excepted from the rebate requirement but only if the gross earnings on such fund for such Bond Year do not exceed $100,000.

(g)                                 For each investment of Gross Proceeds in a Non-Purpose Investment, the Borrower shall direct the Agent to record, without limitation, the following information:  purchase date, purchase price, face amount, stated interest rate, any accrued interest due on its purchase date, disposition date, disposition price and any accrued interest due on the disposition date.  The Yield to maturity for an investment presently means that discount rate, based on a compounding frequency the same as the Bonds (or such other compounding permitted by the Code), which when used to determine the present worth, on the purchase date of such investment or the date on which the investment becomes a Non-Purpose Investment, whichever is later, of all payments of principal and interest on such investment gives an amount equal to the fair market value of such investment including accrued interest due on such date.

(h)                                 On each Computation Date, if such Rebate Amount payable exceeds the amount then on deposit in the Rebate Account, the Borrower shall within ten (10) days of the receipt of the report furnished by the Rebate Expert pursuant to paragraph (e) of this Section, pay to the Agent, the amount necessary to make up such deficiency and direct the Agent to pay the same to the United States within sixty (60) days of the Computation Date.  The Borrower shall, in a timely fashion, give all written notices and directions to the Agent as are called for hereunder for the payment of the Rebate Amount. Any sums remaining in the Rebate Account following such payments shall be returned to the Borrower.  When due, the Authority shall have the right, but shall not be required, to make such payment to the Agent on behalf of the Borrower.  Any amount advanced by the Authority pursuant to this paragraph (h) shall be added to the moneys owing by the Borrower under this Loan Agreement and shall be payable on demand with interest at the rate of twelve percent (12%) per annum.

(i)                                     The rebate shall be paid in installments which shall be made at least once every fifth Bond Year.  The first such installment shall be due to the United States on behalf of the Authority not later than sixty (60) days after the end of the fifth (5th) Rebate Year and shall be in an amount which ensures that the Rebate Amount due under the Code with respect to the Bonds is paid.  Each subsequent payment shall be made not later than five (5) years after the date the preceding payment was due.  Within sixty (60) days after the retirement of the Bonds at final maturity or upon earlier redemption, the Borrower shall direct the Agent to pay to the United States on behalf of the Authority the aggregate Rebate Amount due under the Code with respect to the Bonds not theretofore paid.

(j)                                     Each payment of the Rebate Amount to be paid to the United States shall be filed with the Internal Revenue Service Center, Ogden, Utah 84201, or such other address that may be specified by the Internal Revenue Service.  Each payment shall be accompanied by Form 8038-T (or such other form required by the Internal Revenue Service) and a statement identifying the Authority, the date of the issue, the CUSIP number for the Bond with the longest maturity and a copy of the applicable Form 8038 TC.

(k)                                  The Borrower acknowledges that the Authority shall have the right at any time and in the sole and absolute discretion of the Authority to obtain from the Borrower and the Agent the information necessary to determine the Rebate Amount required to be paid to the United States pursuant to Section 148(f) of the Code.  Additionally, the Authority may, with reasonable cause, (i) review or cause to be reviewed any determination of the amount to be paid to the United States made by or on behalf of the Borrower and (ii) make or retain a Rebate Expert to make the determination of the amount to be paid to the United States.  The Borrower hereby agrees to be bound by any such review or determination, absent manifest error, to pay the costs of such review, including without limitation the reasonable fees and expenses of counsel or a Rebate Expert retained by the Authority, and to pay to the Agent any additional amounts for deposit in the Rebate Account required as the result of any such review or determination.

(l)                                     Except as may be permitted pursuant to Section 148(c) of the Code (relating to certain temporary periods for investment), at no time during the term of the Bonds shall the amount invested by the Borrower in Non-Purpose Investments with a Yield higher than the Yield on the Bonds exceed 10% of the then outstanding principal amount of the Bonds.  The aggregate amount invested in Non-Purpose Investments shall be promptly and appropriately reduced as the outstanding principal of the Bonds is reduced.

(m)                               Notwithstanding any provision of this Section to the contrary, the Borrower shall be liable, and shall indemnify and hold the Authority and the Agent harmless against any liability, for payments due to the United States pursuant to Section 148(f) of the Code.  Further, the Borrower specifically agrees that neither the Authority nor the Agent shall be held liable, or in any way responsible, and the Borrower shall indemnify and hold harmless the Agent and the Authority against any liability, for any mistake or error in the filing of the payment or the determination of the Rebate Amount due to the United States or for any consequences resulting from any such mistake or error.  The provisions of this paragraph shall survive termination of this Agreement.  In the event of a conflict between the provisions of this Agreement and the Code, the provisions of the Code shall control.

(n)                                 The Authority, the Agent and the Borrower acknowledge that the provisions of this Section 9.03 are intended to comply with Section 148(f) of the Code and the regulations promulgated thereunder and if as a result of a change in such Section of the Code or the promulgated regulations thereunder or in the interpretation thereof, a change in this Section 9.03 shall be permitted or necessary to assure continued compliance with Section 148(f) of the Code and the promulgated regulations thereunder, then with written notice to the Agent, the Authority and the Borrower shall be empowered to amend this Section 9.03 and the Authority may require, by written notice to the Borrower and the Agent, the Borrower to amend this Section 9.03 to the extent necessary or desirable to assure compliance with the provisions of Section 148 of the Code and the regulations promulgated thereunder; provided that either the Authority or the Agent shall require, prior to any such amendment becoming effective, at the sole cost and expense of the Borrower, an opinion of Bond Counsel satisfactory to the Authority to the effect that either (i) such amendment is required to maintain the Bonds’ eligibility for Debt Service Subsidy Payments or (ii) such amendment shall not adversely affect the Bonds’ eligibility for Debt Service Subsidy Payments.

(o)                                 (i)                                     The obligation to pay any Rebate Amount with respect to the Bonds shall be treated as satisfied if the proceeds of the Bonds are expended within the three years following the Issue Date.  The Available Project Proceeds qualify for an initial three (3) year (or five (5) year) temporary period.

(p)                                 The Borrower shall give immediate telephonic notice, promptly confirmed in writing, to the Authority and the Escrow Agent of any Determination of Ineligibility whether the Borrower is on Notice of such Determination of Ineligibility by its own filing of any statement, tax schedule, return or document with the Internal Revenue Service which discloses that a Determination of Ineligibility shall have occurred, by its receipt of any oral or written advice from the Internal Revenue Service that a Determination of Ineligibility shall have occurred, or otherwise.

Section 9.04.                             Compliance with Applicable Laws.  The Borrower agrees to comply, and cause the QALICB to comply in all material respects with all applicable Federal, State, county and municipal laws, ordinances, rules and regulations now in force or that may be enacted hereafter pertaining to the operation, conduct and maintenance of the Project and its existence and business including, without limitation, all Federal, State and local laws relating to ERISA benefit plans, environmental, safety, or health matters, and hazardous or liquid waste or chemicals or other liquids (including use, sale, transport and disposal thereof).

Section 9.05.                             Environmental Covenant.  The Borrower shall not permit or cause to be permitted any action to occur which would be in direct violation of any and all applicable Federal, State, county and municipal laws, ordinances, rules and regulations now in force or hereinafter enacted, including the regulations of the Authority and the regulations of the State Department of Environmental Protection or the United States Environmental Protection Agency.

The Borrower shall give immediate written notice to the Authority and the Purchaser of any notices of investigation or any similar communication from the State Department of Environmental Protection or other governmental authorities regarding potential violations of I.S.R.A. and/or the Spill Compensation and Control Act.

Within five (5) Business Days of receipt, the Borrower shall give the Authority and the Purchaser notice or copies (if written) of all claims, complaints, orders, citations or notices, whether formal or informal, written or oral, from any governmental body or private Person or entity, relating to air emissions, water discharge, noise emission, solid or liquid waste disposal, hazardous waste or materials, or any other environmental, health or safety matter, if alleged to be a violation of applicable law.  Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

The Borrower shall maintain, or cause to be maintained, in effect the Environmental Insurance Policy for the term of the Loan.

Section 9.06.                             Financial Statements.  (a)  The Borrower shall furnish the Purchaser and the Authority (upon the request of the Authority), with audited financial statements dated as of the end of the calendar year, including a balance sheet and income statement within one hundred twenty (120) days after the end of each fiscal year of the Borrower during the term of the Loan and any other financial statements as may be reasonably requested by the Purchaser.  All such statements will be reviewed by an independent certified public accountant acceptable to the Purchaser and prepared in accordance with Generally Accepted Accounting Principles applicable to limited liability companies, consistently applied. All such statements shall be certified to the Purchaser.

(b)                                 The Guarantor shall furnish the Purchaser and the Authority (upon the request of the Authority), with audited financial statements dated as of the end of the calendar year, including a balance sheet and income statement, detailed information on all real estate holdings within one hundred twenty (120) days after the end of each fiscal year of the Guarantor during the term of the Loan and any other financial statements as may be reasonably requested by the Purchaser.  All such statements will be reviewed by an independent certified public accountant acceptable to the Purchaser and prepared in accordance with Generally Accepted Accounting Principles applicable to limited liability companies, consistently applied. All such statements shall be certified to the Purchaser.

(b)                                 The Borrower and the Guarantor shall each furnish the Purchaser (and to the Authority upon the Authority’s request) with their Federal income tax returns and state income tax returns prepared by a certified public accountant firm, satisfactory to the Purchaser, which are required to be submitted within forty-five (45) days of filing.

At the time of the delivery of the annual financial statements provided for herein, the Borrower shall furnish a certificate of its chief financial officer to the Purchaser stating that it is in compliance with all financial and other covenants under the Loan Documents and that it has no knowledge that an Event of Default, or an event of which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, or if such an Event of Default has occurred, a statement as to the nature thereof and the action which the Borrower and the Guarantor propose to take with respect thereto.

Section 9.07.                             Mergers, etc.  The Borrower will not permit a change in control of the Borrower, nor merge into or consolidate with or into, or sell, assign, lease (other than to the Proposed Tenants) or as otherwise provided in the Loan Documents or otherwise dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to any Person without the prior express written consent of the Authority and the Purchaser and, if applicable, without complying with Section 10.04.

Without limiting the effect of the first paragraph of this Section 9.07, if at any time during the period the Bonds are outstanding, the Borrower proposes (i) to merge or consolidate with any Person owning or occupying facilities located wholly or partly within the Project Municipality, or (ii) to gain control of any such Person, or (iii) to acquire a greater than 50% ownership interest of any such Person (whether by ownership of stock or otherwise), or (iv) to assume or guarantee liabilities incurred in connection with any facility located wholly or partly within the Project Municipality owned or occupied by any such Person, or (v) to enter into any exchange of property for stock or stock for property pursuant to a plan of reorganization with any such Person, the Borrower shall, prior to the taking of any of the foregoing proposed actions, deliver to the Authority and the Purchaser an opinion of nationally recognized Bond Counsel to the effect that the proposed action will not violate the provisions of this Section or of Section 9.11 hereof nor in any way cause a Determination of Ineligibility.

Section 9.08.                             Assignment of Bond Agreement.  The Borrower may not assign or transfer the whole or any part of this Bond Agreement without the prior express written consent of the Authority and the Purchaser.  Any assignment of this Bond Agreement by the Borrower without the prior express written consent of the Authority and the Purchaser shall be void.

Section 9.09.                             Indemnification.  (a)  The Borrower agrees to and does hereby indemnify and hold harmless the Authority, Agent and Purchaser, any person who “controls” the Authority, Agent and Purchaser (within the meaning of Section 15 of the Securities Act of 1933, as amended), and any member, officer, director, official, agent, employee, and attorney of the Authority, Agent, Purchaser or the State (collectively called the “Indemnified Parties”) against any and all losses, claims, damages or liabilities (including all costs, expenses and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties and caused by, relating to, arising out of, resulting from, or in any way connected with (a) the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of the Project or any part thereof including the payment of rebate to the federal government; or (b) any untrue statement of a material fact contained in information provided by the Borrower with respect to the transactions contemplated hereby; (c) any omission of a material fact necessary to be stated therein in order to make such statement not misleading or incomplete; or (d) the acceptance or administration by the Authority, the Agent or the Purchaser of their respective duties under this Bond Agreement.  In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower, in writing, and except where the Borrower is the claimant the Borrower shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement.  Any one or more of the Indemnified Parties shall have the right to employ separate counsel at the Borrower’s expense in any such action and to participate in the defense thereof if, in the opinion of the Indemnified Party, a conflict of interest could arise out of the representation of the parties by the same counsel.  The Borrower shall not be liable for any settlement of any such action effected without Borrower’s consent, but if settled with the consent of the Borrower, or if there is a final judgment for the claimant on any such action, the Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding anything in this Bond Agreement to the contrary which may limit recourse to the Borrower or may otherwise purport to limit the Borrower’s liability, the provisions of this Section 9.09 shall control the Borrower’s obligations and shall survive repayment of the Bonds.

(b)                                 The Borrower agrees to and does hereby indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities (including all costs, expenses, and reasonable counsel fees incurred in investigating or defending such claims) suffered by any of the Indemnified Parties and caused by, relating to, arising out of, resulting from, or in any way connected to an examination, investigation or audit of the Bonds by the Internal Revenue Service (“IRS”).  In the event of such examination, investigation or audit, the Indemnified Parties shall have the right to employ counsel at the Borrower’s expense.  In such event, the Borrower shall assume the primary role in responding to and negotiating with the IRS, but shall inform the Indemnified Parties of the status of the investigation.  In the event Borrower fails to respond adequately and promptly to the IRS, the Authority shall have the right to assume the primary role in responding to and negotiating with the IRS and shall have the right to enter into a closing agreement, for which Borrower shall be liable, copies of which shall be provided to the Purchaser.

(c)                                  The Borrower further agrees to indemnify, protect, defend and hold harmless the Indemnified Parties against any and all losses, claims, damages, liabilities or expenses whatsoever, including reasonable counsel fees, caused by, or which arise out of or relate to, any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement, of a material fact contained or incorporated in any material supplied by the Borrower in connection with the placement of the Bonds, if applicable (the “Disclosure Materials”), or which arise out of or relate to, any omission or alleged omission from such Disclosure Materials of any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading This indemnity agreement is in addition to any other liability which the Borrower may otherwise have.

(d)                                 Notwithstanding anything in this Bond Agreement to the contrary which may limit recourse to the Borrower or may otherwise purport to limit the Borrower’s liability, the provisions of this Section 9.09 shall control the Borrower’s obligations and shall survive repayment of the Bond.

Section 9.10.                             Additional Debt; Secondary Financing.  Except for Permitted Indebtedness, the Borrower shall not invest, guaranty or borrow through any additional bond or loan or other credit facilities, without the written approval of the Purchaser.  Except for Permitted Encumbrances, there shall be no secondary financing encumbering the Project, the Premises or the Collateral nor shall there be any encumbrances or security interests conveyed in, nor hypothecation or pledge of, any of the Borrower’s assets.  Notwithstanding any other provisions of this Agreement or the other Loan Documents, the Borrower shall have the right at any time and from time to time to incur Permitted Indebtedness, including Permitted Indebtedness outstanding on the Closing Date and the Release Date.

Section 9.11.                             Brokerage Fee.  The Authority, the Agent and the Purchaser shall not be liable to the Borrower for any brokerage fee, finders fee, or loan servicing fee and the Borrower shall hold the Authority, the Agent and the Purchaser harmless from any such fees or claims.

Section 9.12.                             Additional Covenants Concerning the Collateral.  The Borrower further covenants and agrees or agrees to cause the QALICB to (a) retain possession of the Project, the Collateral or any interest therein during the existence of this Bond Agreement and not to sell, exchange, assign, loan, deliver, lease (other than to the Proposed Tenants or as otherwise provided in the Loan Documents), mortgage or otherwise dispose of same without the prior express written consent of the Authority and Purchaser, except (i) for Permitted Encumbrances, (ii) as expressly permitted below, or (iii) to the extent reasonably necessary for the operation of the Borrower’s business in the ordinary course and consistent with past practices with respect to the sale or disposal of obsolete equipment, machinery or furniture provided that (x) with respect to tangible Collateral, such tangible Collateral is replaced with items of equal or greater utility and value (which shall then be included as Collateral) and (y) doing so shall not cause or result or reasonably be expected to cause or result in any failure or inability of the Borrower to comply or continue to comply with provisions of Section 9.16 hereof; (b) to keep the Collateral located at the location to be set forth in the Mortgage, and not to remove same from said location (except as permitted below) without the prior express written consent of the Purchaser, unless the Collateral is replaced with items of equal or greater utility and value (which shall then be included as Collateral); (c) at its own cost and expense (i) to cause the QALICB to maintain, preserve and keep the Collateral in a manner consistent with the standard operating practices applicable to a first class operation, in good and substantial repair, working order and condition, ordinary wear and tear excepted, (ii) from time to time to make or cause to be made, all necessary and proper repairs, replacements, renewals, improvements and betterments thereto, and (iii) from time to time, to make such substitutions, additions, modifications and improvements as may be necessary and shall not impair the structural integrity, operating efficiency and economic value of the Collateral; (d) to comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any manufacturer, service provider or governmental authority applicable to the Collateral or any part thereof or to the operation of the Borrower’s business; provided, however, that the Borrower may contest any such act, regulation, order, decree or direction in any reasonable manner which shall not adversely affect the Authority’s or the Purchaser’s rights or the first priority lien of its security interest in the Collateral; (e) after the occurrence and during the continuance of an Event of Default, all original documents evidencing right to payment, including but not limited to invoices, original orders, shipping and delivery receipts shall be delivered to the Purchaser upon demand of the Purchaser; (f) upon the request of the Purchaser to deliver all evidence of ownership in the Collateral, including certificates of title with the Authority’s and the Purchaser’s respective interests appropriately noted on the certificate and if any of the Collateral is located upon land which is the subject of a lease or mortgage, to deliver an agreement of subordination from the landlord or mortgagee providing any lien of such party shall be subordinate to the security interest of the Authority and/or the Purchaser granted herein, and (g) upon request of Purchaser, Purchaser shall have the right to inspect the Collateral.  All alterations, replacements, substitutions, renewals or additions made pursuant to clause (c) of this Section 9.14 shall become and constitute a part of the Collateral.  All Collateral which has been substituted for any removed, replaced or disposed of Collateral shall be of a value and quality or utility at least equal to that of the removed, replaced or disposed of Collateral, and shall be subject to the liens of the security interest granted to the Authority and/or the Purchaser hereunder.  The Borrower shall not apply for a change in the zoning of the Project, the Premises without the prior written consent of the Purchaser.

At any time and from time to time, upon the demand of the Purchaser, the Borrower will, at the Borrower’s expense, (i) immediately give, execute, deliver, pledge, endorse, file, and/or record any notice, statement, Financing Statement, instrument, document, chattel paper, agreement, or other papers that may be necessary or desirable, or that the Purchaser may request, in order to create, preserve, perfect, or validate any security interest granted pursuant hereto or to any of the other Loan Documents or intended to be granted hereunder or under any of the other Loan Documents or to enable the Purchaser to exercise or enforce its rights hereunder or under any of the other Loan Documents or with respect to such security interest; and (ii) keep, stamp, or otherwise mark any and all documents, instruments, chattel paper, and its books and records relating to the Collateral in such manner as the Purchaser may require.  The Borrower hereby irrevocably appoints the Purchaser (and any of its attorneys, officers, employees, or agents) as its true and lawful attorney-in-fact, said appointment being coupled with an interest, with full power of substitution, in the name of the Borrower, the Purchaser, or otherwise, for the sole use and benefit of the Purchaser in its sole discretion, but at the Borrower’s expense, to exercise, to the extent permitted by law, in its name or in the name of the Borrower or otherwise, the powers set forth herein or in any of the Loan Documents, whether or not any of the Obligations are due (i) to endorse the name of the Borrower upon any instruments of payment, freight, or express bill, bill of lading, storage, or warehouse receipt relating to the Collateral and to demand, collect, receive payment of, settle, or adjust all or any of the Collateral; (ii) to correspond and negotiate directly with insurance carriers; and (iii) to sign and file one or more Financing Statements naming the Borrower as debtor and the Purchaser as secured party to execute any notice, statement, instruments, agreement, or other paper that the Purchaser may require to create, preserve, perfect, or validate any security interest granted pursuant hereto or to any other Loan Documents or to enable the Purchaser to exercise or enforce its rights hereunder or under any other Loan Documents or with respect to such security interest.  Neither the Authority, the Agent, the Purchaser nor their attorneys, officers, employees, agents or other Indemnified Parties shall be liable for act, omissions, any error in judgment, or mistake in fact in its capacity as attorney-in-fact, except the Purchaser shall be liable for affirmative acts arising from the Purchaser’s own gross negligence or willful misconduct.  This power, being coupled with an interest is irrevocable until the Obligations have been fully satisfied.  At the Purchaser’s sole option, and without the Borrower’s consent, the Purchaser may file a carbon, photographic, or other reproduction of this Bond Agreement or any Financing Statement executed pursuant hereto as a Financing Statement in any jurisdiction so permitting.  The Purchaser is expressly authorized to file Financing Statements without the Borrower’s signature.  The Purchaser may (but shall not be obligated to) take any and all action that it deems necessary or proper to preserve its interest in the Collateral, including, without limitation, the payment of debts of the Borrower which might impair the Collateral or the Purchaser’s security interest therein, the purchase of insurance on the Collateral, the repair or safeguarding of the Collateral, or the payment of taxes, assessments or other liens thereon.  All sums so expended by the Purchaser shall be added to the Loan amount outstanding, shall be secured by the Collateral, and shall be payable on demand with interest from the date such sums are expended at the Default Rate.

Section 9.13.                             Borrower Account.  The Borrower shall open and thereafter maintain such account or accounts as may be agreed upon by the Borrower and the Purchaser, which may or may not be its primary depository account or accounts, with the Purchaser for the term of the Loan.  The Borrower shall give notice to the Purchaser when the Borrower Account has been established, and thereafter, payments hereunder and under the Note shall be made by direct charge to the Borrower Account.  Borrower hereby consents to Purchaser making such charge.

Section 9.14.                             Financial Covenants.  (a)  Following the Completion Date, the Borrower shall cause the Premises to achieve a minimum Debt Yield of nine percent (9%), and an Authorized Borrower Representative shall certify to the Purchaser in writing on a quarterly basis commencing with the end of the first full quarter following the Completion Date that such minimum Debt Yield has been so achieved and setting forth the calculation thereof.  For purposes of the forgoing, “Debt Yield” means current gross income (based on an annualized determination by the Purchaser of the prior three (3) month rent roll for the Premises) for the Premises less (i) a 5% vacancy allowance and (ii) the then current operating expenses of the Premises including a minimum management fee of 5% for a given twelve (12) month period, plus the Debt Service Subsidy Payments (to the extent the Bonds are eligible to receive such payments), divided by the then outstanding aggregate principal amount of the Bonds plus any accrued and unpaid interest thereon, all measured by the Purchaser in its reasonable discretion.

(b)             In the event Borrower fails to maintain the minimum Debt Yield set forth above, all available revenues that would otherwise be distributed to the Borrower under the terms of the Cash Management Agreement shall be paid to the Purchaser.

Section 9.15.                             Right to Reappraise.  Upon thirty (30) days’ notice to the Borrower, the Purchaser will have the right to conduct or have conducted by an independent appraiser acceptable to the Purchaser, appraisals of all remaining Collateral in a form and substance satisfactory to the Purchaser.  The costs of said appraisals will be paid for by the Borrower if such appraisal is required by any applicable law or regulation imposed with respect to the Purchaser or the Loan or upon the occurrence and continuance of an Event of Default.

Section 9.16.                             Change in Location.  The Borrower shall not relocate the Project or any part thereof out of the State.  The Borrower shall not relocate the project within the State without the prior written consent of an Authorized Authority Representative and an opinion of Bond Counsel that the relocation will not cause the Bonds to fail to be a “qualified bond” for purposes of Section 6431 of the Code, or otherwise make the Authority ineligible to receive Debt Service Subsidy Payments.

Section 9.17.                             Purchaser to Receive Requisitions.  In the event the Bank is terminated or replaced as Administrative Agent under the Building Loan Agreement, the Borrower shall cause requisitions under such Agreement to be delivered to the Bank for review and approval contemporaneously with the delivery of such requisitions under the terms of the Building Loan Agreement.

ARTICLE X

BORROWER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

TO THE AUTHORITY

The Borrower hereby represents, warrants and covenants to the Authority and the Purchaser that:

Section 10.01.                       Inducement.  The availability of financial assistance from the Authority as provided for herein has been an important inducement to the Borrower to undertake the Project and to locate the Project in the State.

Section 10.02.                       No Untrue Statements.  The Borrower covenants that the representations, statements and warranties of the Borrower set forth in the Application, this Bond Agreement, or any other Loan Document (1) are true, correct and complete, (2) do not contain any untrue statement of a material fact, and (3) do not omit to state a material fact necessary to make the statements contained herein or therein not misleading or incomplete.  The Borrower understands that all such statements, representations and warranties have been relied upon as an inducement by the Authority to issue the Bond and make the Loan and by the Purchaser to purchase the Bond.

Section 10.03.                       Project Users.  The Borrower, as the fee owner of the Project, shall enter into a ground lease with the QALICB, which will enter into space leases with the Schools. Except for the Ground Leases and the leases with the Schools, prior to leasing, subleasing or consenting to the subleasing or assignment of any lease of all or any part of the Premises with respect to the Charter School Project, and upon the request of the Authority from time to time thereafter, the Borrower shall cause a Project Occupant Information Form to be submitted to the Authority by every prospective lessee, sublessee or lease assignee of the Premises.  The Borrower shall not permit any such leasing, subleasing or assigning of leases that would impair the eligibility of the Bonds to receive the Debt Service Subsidy Payments, or that would impair the ability of the Borrower or the QALICB to (i) cause the Premises not to be operated as an authorized project under the Act, or (ii) be ineligible for any financing related thereto, including but not limited to, the Permitted Indebtedness and other indebtedness of the QALICB borrowed in connection with the Project.

Section 10.04.                       Maintain Existence, Merge, Sell, Transfer.  The Borrower shall maintain its existence as a legal entity and shall not sell, assign, transfer or otherwise dispose of the Project or substantially all of its assets or change its corporate structure without the consent of the Authority and the Purchaser; provided however that the Borrower may merge with or into or consolidate with or transfer to another urban renewal entity, and the Project or this Bond Agreement may be transferred pursuant to such merger or consolidation without violating this section provided (1) the Borrower causes the proposed surviving, resulting or transferee company to furnish the Authority with a Change of Ownership Information Form (with a copy to the Purchaser); (2) the net worth of the surviving, resulting or transferee company following the merger, consolidation or transfer is equal to or greater than the net worth of the Borrower immediately preceding the merger, consolidation or transfer; (3) any litigation or investigations in which the surviving, resulting or transferee company or its principals, officers and directors are involved, and any court, administrative or other orders to which the surviving, resulting or transferee company or its officers and directors are subject, relate to matters arising in the ordinary course of business; (4) the right to receive Debt Service Subsidy payments; (5) the surviving, resulting or transferee company assumes in writing the obligations of the Borrower under this Bond Agreement and the Note; (6) after the merger, consolidation or transfer, the Project shall be operated as a public school facility within the meaning of Section 54F of the Code and an authorized project under the Act; and (7) the written consent of the Purchaser to such action is furnished to the Authority.

Section 10.05.                       Relocate Project.  The Borrower shall not relocate the Project or any part thereof out of the State.  The Borrower shall not relocate the Project within the State without the prior written consent of an Authorized Authority Representative and the Purchaser and an opinion of Bond Counsel that the relocation will not affect the receipt of the Debt Service Subsidy payments with respect to the Bonds.

Section 10.06.                       Operate Project. The Borrower shall operate or cause the Project to be operated (i) as an authorized project for a purpose and use as provided for under the Act and (ii) in compliance with the terms of the Project Documents, the documents governing the Permitted Indebtedness and the regulations applicable and the documents governing the other indebtedness of the QALICB borrowed in connection with the Project, in each case until the expiration or earlier termination of this Bond Agreement.

Section 10.07.                       Annual Certification.  On each anniversary hereof, the Borrower shall furnish to the Authority the following:

(a)                                  a certification indicating whether or not the Borrower is aware of any condition, event or act which constitutes an Event of Default, or which would constitute an Event of Default with the giving of notice or passage of time, or both, under any of the Loan Documents;

(b)                                 a written description of the present use of the Project and a description of any anticipated material change in the use of the Project or in the number of employees employed at the Project, and

(c)                                  a report from every entity that leases or occupies space at the Project indicating the number of persons the entity employs at the Project.

Section 10.08.                       Preservation of Project.  (A)  The Borrower will at all times preserve and protect the Project in good repair, working order and safe condition, and from time to time will make, or will cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto including those required after a casualty loss.  The Borrower shall pay or cause to be paid all operating costs, utility charges and other costs and expenses arising out of ownership, possession, use or operation of the Project.  Neither the

Authority nor the Purchaser shall have any obligation nor makes any warranties respecting the condition or operation of the Project.

(B)                                The Borrower will not use as a basis for contesting any assessment or levy of any tax the financing under this Bond Agreement or the issuance of the Bonds by the Authority and, if any administrative body or court of competent jurisdiction shall hold for any reason that the Premises or the Project are exempt from taxation by reason of the financing under this Bond Agreement or issuance of the Bonds by the Authority or other Authority action in respect thereto, the Borrower covenants to make payments in lieu of all such taxes in an amount equal to such taxes and, if applicable, interest and penalties.

Section 10.09.                       Access to the Project and Inspection.  The Authority, the Purchaser and their duly authorized agents shall have the right, at all reasonable times upon the furnishing of notice that is reasonable under the circumstances to the Borrower, to enter upon the Project, the Premises and to examine and inspect the Project and the Collateral.

Section 10.10.                       Additional Information.  Until payment in full of the Bonds shall have occurred the Borrower shall promptly, from time to time, deliver to the Authority or the Purchaser such information and materials relating to the Project and the Borrower as such party may reasonably request.  Authorized representatives of the Authority and/or the Purchaser shall also be permitted, at all reasonable times, to examine the books and records of the Borrower with respect to the Project and the Collateral and the obligations of the Borrower hereunder and under the other Loan Documents, but any such representative shall not be entitled to access to trade secrets or other proprietary information (other than financial information of the Borrower).

Section 10.11.                       Project Sign.  At the direction and in the discretion of the Authority, the Borrower will be required to post a sign indicating that the financing was provided in part by the Authority.  The maintenance of the sign shall be at the expense of the Borrower.

Section 10.12.                       Affirmative Action and Prevailing Wage Regulations; Davis-Bacon Compliance.  As determined by the Authority, the Borrower shall comply with the Authority’s Affirmative Action and Prevailing Wage Rate Regulations and to that end copies of the Affirmation Action Regulations are available on the Authority’s Internet web page at: www.njeda.com/affirmativeaction or contacting: New Jersey Economic Development Authority - Internal Process Management - Gateway One, Suite 900, Newark, New Jersey 07102 Phone (973) 648-4130 or e-mail: affirmativeaction@njeda.com.  In any event, the Borrower shall pay the greater of the Prevailing Wage Rate, as defined in the Prevailing Wage Provision or the prevailing wage rate established under the Davis-Bacon Act (Subchapter IV of chapter 31 of title 40 of the United States Code).

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.01.                       Event of Default.  Any one or more of the following events shall constitute an Event of Default hereunder and under the other Loan Documents:

(a)                                  Failure of Borrower to pay any installment of principal, sinking fund payment, interest or other costs or expenses on the date when it is due hereunder or under the Note.

(b)                                 Failure of Borrower to perform or comply with any of the agreements, conditions, covenants, provisions or stipulations contained in the Note, this Bond Agreement or in any other Loan Documents securing the Note, or delivered to the Authority or the Purchaser by Borrower in connection with the Note, and continuance of such failure uncured for fifteen (15) days from the date of notice thereof (other than for an Event of Default described in paragraph (a) hereof and any other payment default or a default which is not curable as determined by the Purchaser) provided that, in the event of a non-monetary Event of Default which is capable of being cured (as determined by the Purchaser), but which shall take longer than fifteen (15) days to cure, the Purchaser shall agree to extend the time for the cure to a total of thirty (30) days provided that the Borrower has promptly commenced the cure and is diligently pursuing same to the satisfaction of the Authority and the Purchaser.

(c)                                  If any representation or warranty by or on behalf of the Borrower made herein or in any report, certificate, financial statement or other instrument furnished in connection with this Bond Agreement or any other Loan Documents shall prove to be false or misleading in any material respect when made.

(d)                                 Any assignment for the benefit of creditors made by Borrower (in general or with respect to the Borrower’s properties) or the Borrower shall generally not pay, or shall be unable to pay, or shall admit in writing the Borrower’s inability to pay the Borrower’s debts as such debts become due.

(e)                                  Appointment of a receiver, liquidator or trustee for Borrower or of any of its properties; the filing by or against Borrower (in general or with respect to the Borrower’s properties) of any petition for bankruptcy pursuant to the Federal Bankruptcy Code or any similar federal or State statute (and, in the case of any such petition filed against Borrower, such petition is not dismissed within forty-five (45) days); or the institution of any proceeding for the dissolution or liquidation of Borrower.

(e)                                  The occurrence of an event of default (beyond any applicable notice, grace or cure period) under any other obligation(s) or loan(s) due from the Borrower to the Purchaser.

(f)                                    Any event or condition exists resulting in a material adverse effect on the business, operation, condition (financial or otherwise), assets or property of the Borrower or its Affiliates or the ability of the Borrower to satisfy its obligations under the Loan Documents.

(g)                                 The transfer of title to or possession of any interest in all or any part of the Project or the Premises or the other Collateral, to any party, in contravention of this Agreement without the written consent of the Authority or the Purchaser.

(h)                                 The Borrower shall enter into any additional financing on the Collateral, other than for Permitted Indebtedness without the consent of the Purchaser.

(i)                                     The occurrence of an event of default under any of the other Loan Documents or the Project Documents.

(j)                                     The occurrence of a Determination of Ineligibility.

(k)                                  The failure by the Borrower to cause an Affiliate thereof to close the Residential Loan by December 31, 2012 and the Borrower has not increased the amount of cash collateral by $1,000,000 pursuant to the Deposit Account Security Agreement and the Guaranties.

Section 11.02.                       Purchaser’s Remedies.  Upon the occurrence of an Event of Default, subject to the Intercreditor Agreement and the Ground Lease, and at any time thereafter during the continuance of such Event of Default, the Purchaser may take one or more of the following remedial steps:

(a)                                  by notice to the Authority and the Borrower, declare the entire principal amount of the Note to be due and payable forthwith, whereupon the Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding;

(b)                                 take any action at law or in equity to collect the payments then due and thereafter to become due under the Note or any other Loan Document, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under any of the Loan Documents;

(c)                                  take possession of the Borrower’s interest in any and all of the Collateral without terminating this Bond Agreement, and pursue remedies of a creditor under the Uniform Commercial Code as adopted in the State and assign, sell or lease, or otherwise dispose of the Borrower’s interest in the Collateral for the account of the Borrower, and the Borrower shall then be liable for the amounts due under this Bond Agreement and the Note and the other Loan Documents less amounts received pursuant to such assignment or contract of sale or lease or other disposition of the Borrower’s interest in the Collateral and the amount of such difference shall then be immediately due and payable.  The Borrower hereby agrees that, in the event the Purchaser does take possession of any or all the Collateral as provided herein, the obligation of the Borrower to pay such amounts due or to become due under this Bond Agreement and the Note shall survive such repossession;

(d)                                 without further notice or demand or legal process, enter upon any premises of the Borrower and take possession any or all of the Collateral, all records and items relating to the Collateral and, at the Purchaser’s request, the Borrower will assemble the Collateral and such records and items relating to the Collateral and deliver them to the Purchaser; and

(e)                                  with or without judicial process, sell, lease or otherwise dispose of any or all of the Collateral at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times and places, with or without having the Collateral at the place of sale or other disposition, to such Persons, for cash or credit or for future delivery and upon such other terms, as the Purchaser may, in its sole discretion, deem best in each such matter.  The purchaser of any of the Collateral at any such sale shall hold the same free of any equity of redemption or other right or claim of the Borrower, all of which, together with all rights of stay, exemption or appraisal under any statute or other law now or hereafter in effect, the Borrower hereby unconditionally waives to the fullest extent permitted by law.  If any of the Collateral is sold on credit or for future delivery, the Purchaser shall not be liable for the failure of the purchaser to pay for same and, in the event of such failure, the Purchaser may resell such Collateral.

(f)                                    The Borrower further agrees that notice of the time after which any private sale or other intended disposition or action relating to any of the Collateral is to be made or taken, shall be deemed commercially reasonable notice thereof, and shall satisfy the requirements of any applicable statute or other law, if such notice is delivered or mailed (by ordinary first class mail, postage prepaid) not less than five (5) Business Days prior to the date of the sale, disposition or other action to which the notice related.  The Purchaser shall not be obligated to make any sale or other disposition or take other action pursuant to such notice and may, without other notice or publication, adjourn or postpone any public or private sale or other disposition or action by announcement at the time and place fixed therefor, and such sale, disposition or action may be held or accomplished at any time or place to which the same may be so adjourned or postponed.

(g)                                 The Purchaser may purchase any or all of the Collateral at any public sale and may purchase at private sale any of the Collateral that is of a type customarily sold in a recognized market or the subject of widely distributed price quotations or as may be further permitted by law.  The Purchaser may make payment of the purchase price for any Collateral by credit against the then outstanding amount of the Obligations.

(h)                           The Purchaser may apply the funds in any account maintained under this Agreement or, at its discretion, retain any or all of the Collateral, and apply the same in satisfaction of part or all of the Obligations.

(i)                                The Purchaser may settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof.

(j)                               The Purchaser may demand, sue for, collect or receive any money or property, at any time payable or receivable on account of or in exchange for, or make any compromises they deem desirable, including, without limitation, extending the time of payment, arranging for payment in installments, or otherwise modifying the terms or rights with respect to any of the Collateral, all of which may be without notice to or consent by the Borrower and without otherwise discharging or affecting the obligations hereunder, the Collateral or the security interest therein or lien thereon.

(k)                            Endorse the name of the Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of monies which are payable to the Borrower and constitute proceeds of the Collateral.

(l)                               Notify account debtors to the Borrower to make payment directly to the Purchaser or its designee.

Under no circumstances shall the Purchaser be or become liable to the Borrower or anyone else for any reason arising out of any damages to or suffered by the Borrower resulting from or in any way connected with the Purchaser’s pursuit of any of the remedies set forth herein.

Upon the institution of any such action hereunder by the Purchaser, the Purchaser shall be entitled to the appointment of a receiver for the Collateral without proof of the depreciation of the value of same.

If the Purchaser shall have proceeded to enforce its rights under this Bond Agreement or the other Loan Documents and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Purchaser, then the parties hereto shall be restored respectively to their several positions and rights hereunder, and all obligations, rights, remedies and powers of the parties hereto shall continue as though no such proceedings had taken place.

Without limiting the generality of the foregoing, upon the happening of any Event of Default, all of the Borrower’s legal or equitable right, title and interest in the Premises, and the Borrower’s right to possession thereof may be terminated by an action for foreclosure or repossession in accordance with the statutes of the State.

For so long as the Purchaser is the holder of the Bonds, the Purchaser or the Agent on behalf of the Purchaser will have the right to immediately and without notice or other acts to set off against any of the Borrower’s obligations to the Purchaser any sum owed by the Purchaser or any of its affiliates in any capacity to the Borrower whether due or not, or any property of the Borrower’s in the possession of the Purchaser or any of its affiliates, and the Purchaser will be deemed to have exercised such right of set off and to have made a charge against any such sum or property immediately upon the occurrence of any Event of Default, even though the actual book entries may be made at some time subsequent thereto.

Without limiting the generality of the foregoing, if the Borrower commits a breach or threatens to commit a breach, of any of the provisions of this Bond Agreement or any other Loan Document, the Purchaser shall have the right and remedy, without posting bond or other security, to have the provisions of this Bond Agreement or any other Loan Document specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor.

Section 11.03.                       Authority’s Remedies.  (a)  Upon the occurrence of an Event of Default as set forth in Section 11.01, and at any time thereafter during the continuance of such Event of Default, the Authority may call and cancel the Bonds by giving written notice in accordance with the provisions of Section 12.01.  The Borrower, the Purchaser and any assigns hereby expressly agree that the Bonds may be called and cancelled by the Authority and upon the date specified in the notice from the Authority (the “Cancellation Date”), which shall be at least thirty (30) and no more than sixty (60) days after the giving of such notice, the Bonds will be called and cancelled.  The Purchaser will deliver the Bonds to the Authority for cancellation upon the Cancellation Date, but even if such delivery does not occur, the Bonds will be considered cancelled and of no further force or effect on the Cancellation Date.

(b)                                 If the Borrower commits a breach or threatens to commit a breach, of any of the provisions of this Bond Agreement or any other Loan Document, the Authority shall have the right and remedy, without posting bond or other security to have the provisions of this Bond Agreement or any other Loan Document specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Authority and that money damages will not provide an adequate remedy therefor.

Section 11.04.                       Effect of Cancellation of the Bonds.  (i) Upon the Cancellation Date, the Note will evidence the indebtedness from the Borrower to the Purchaser and all of its terms, including the interest rate at the Default Rate and payment terms therein specified, will control the obligations of the Borrower to the Purchaser; provided that such cancellation shall not limit the rights of the Purchaser to pursue its rights and remedies against the Borrower pursuant to 11.02 hereof or of any of the other Loan Documents.

(ii)                                  If the Bonds are cancelled and the interest rate on the Note is increased to the Taxable Rate (as defined in the Note) or the Default Rate, as determined by the Purchaser, the monthly payment shall be modified to reflect the difference between the interest stated in the Note and the increased interest rate called for in this Section 11.04.  This condition may be reflected in a separate agreement to be prepared by Counsel for the Purchaser at the Borrower’s expense (it being understood however, that the failure to prepare any such separate agreement shall not be deemed to affect the automatic operation of this Section in any way).  The Authority will no longer be a party to this Bond Agreement and shall have no further rights with respect thereto (except its right to enforce the Borrower’s obligation to pay the Rebate Amount, obtain outstanding fees and to enforce its right of indemnification, which shall survive) and shall be released of any and all debts, liabilities and obligations to any party under this Bond Agreement, the Bond or any other Loan Document.  The Authority and the Purchaser shall execute and deliver to each other such other documents and agreements as the other may reasonably request in order to evidence the cancellation of the Bond and the withdrawal of the Authority from the transaction.

(iii)                               Upon cancellation of the Bond pursuant to the provisions hereof, the Authority hereby agrees that the Purchaser (except as stated above) shall automatically be vested with all of the Authority’s right, title and interest in and to the Loan Documents.  Any amounts remaining in any account maintained hereunder on the Cancellation Date after deduction of amounts which may be due the Authority pursuant to the terms of this Bond Agreement are assigned to the Purchaser.  The Authority hereby authorizes the Agent to pay to the Purchaser any such amounts remaining in the accounts maintained hereunder on the Cancellation Date after payments which may be due the Authority.

(iv)                              In the event that there is a dispute among any of the parties concerning the right of the Authority to cancel the Bond pursuant to the provisions of this Section, the Borrower shall nevertheless comply with the terms of the Note as hereinabove amended and make all payments required thereunder from and after the Cancellation Date directly to the Purchaser.  If a court of competent jurisdiction determines finally that the Authority’s attempted cancellation of the Bond violated the terms of this Agreement, the Bond will be reinstated in accordance with the final order of the court, but until such final order is made, the Borrower will continue to comply with the terms of the Note as hereinabove amended.  If the court so directs by final order, any overpayment by the Borrower will be returned to it by the Bond Purchaser upon reinstatement of the Bond (after deduction, if applicable, of all costs of the Authority and the Purchaser).

Section 11.05.                       No Remedy Exclusive.  No remedy herein conferred or reserved to the Authority or the Purchaser is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Bond Agreement or any other Loan Document or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Authority or the Purchaser to exercise any remedy reserved to it in this Article XI, it shall not be necessary to give notice, other than such notice as may be required in this Article XI.

Section 11.06.                       Waiver of Event of Default.  Notwithstanding anything in this Bond Agreement or in any of the other Loan Documents to the contrary, neither the Agent nor the Purchaser shall have the right to waive an Event of Default under any of the Loan Documents which arises out of a violation of a Reserved Right without the prior written consent of the Authority, which the Authority shall give in its sole and complete discretion.  Notwithstanding anything herein or in any other Loan Document to the contrary, nothing herein shall affect the Authority’s unconditional right to enforce its Reserved Rights.

Section 11.07.                       Agreement to Pay Attorneys’ Fees and Expenses.  In the event the Borrower should default under any of the provisions of this Bond Agreement or other Loan

Documents and either the Authority, the Agent or the Purchaser shall require and employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Borrower or enforcement of the Bonds under any Loan Document, the Borrower agrees that it will, on demand therefor, pay to the Authority, the Agent or the Purchaser, as the case may be, the reasonable fees of such attorneys and such other expenses so incurred by the Authority, the Agent or the Purchaser.

Section 11.08.                       Immunity of the Authority.  In the exercise of the powers of the Authority and its members, officers, employees or agents under this Bond Agreement, and including without limitation the application of moneys, the investment of funds, the assignment or other disposition of the Collateral in the event of default by the Borrower, neither the Authority nor its members, officers, employees or agents shall be accountable to the Purchaser, the Agent or the Borrower for any action taken or omitted by it or them in good faith and believed by it or them to be authorized or within the discretion or rights or powers conferred.  The Authority and its members, officers, employees and agents shall be protected in its or their acting upon any paper or document believed by it or them to be genuine, and it and they may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action.

Section 11.09.                       No Additional Waiver Implied by One Waiver.  In the event any agreement contained in any Loan Document should be breached by any party and thereafter such breach should be waived by any party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder or thereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01.        Notice.  Any notice or other communication to the parties to this Bond Agreement shall be in writing and conclusively deemed to have been received by, and to be effective on the date on which delivered to it, at the address listed below or, if sent by certified mail, postage prepaid, on the third Business Day after the day on which mailed, or if sent by nationally recognized overnight courier service, on the first Business Day following pick up by such courier service, addressed to the party at said address:

Authority:	New Jersey Economic Development Authority
36 West State Street
PO Box 990
Trenton, New Jersey 08625
Attn: Director of Bonds and Incentives

Borrower:	RBH-TRB East Mezz Urban Renewal Entity, LLC
c/o RBH Group
16 West 36 Street, Suite 801
New York, New York 10018
Attn: Mr. Ron Beit

With a copy to:	McManimon & Scotland LLC
1037 Raymond Blvd Suite 400
Newark, New Jersey 07102
Attn: Leah Sandbank, Esq.

Purchaser:	TD Bank, N.A.
317 Madison Avenue
New York, New York 10017
Attn: Matthew Schatz, Vice President

With a copy to:	Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza
New Brunswick, NJ 08901
Attn: John Bitar, Esq.

Agent:	TD Bank, N.A.
317 Madison Avenue
New York, New York 10017
Attn: Matthew Schatz, Vice President

The addresses set forth hereinabove may be changed pursuant to notice given in accordance with this Section 12.01.

Section 12.02.        Concerning Successors and Assigns; Participations.  All covenants, agreements, representations and warranties made herein, in the other Loan Documents and in the certificates delivered pursuant hereto and thereto shall survive the making of the Loan herein contemplated and the execution and delivery of the Note and shall continue in full force and effect so long as the Obligations are outstanding and unpaid and, as between the Borrower and the Purchaser (including, without limitation, the provisions contained in this Bond Agreement with respect to the Collateral and the Purchaser’s liens, rights and remedies with respect thereto), so long as the obligations of the Borrower created pursuant to the Loan Facilities and secured by the Collateral remain outstanding and unpaid.  Whenever in this Bond Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Bond Agreement shall bind its successors and assigns and inure to the benefit of the successors and assigns of the Authority and the Purchaser.

The Purchaser reserves the right to sell a participation interest in the Bond, in whole or in part, to one or more purchasers, whether related or unrelated to the Purchaser.  The Purchaser may supply any potential participant all information, financial or otherwise, pertaining to the Borrower or any other entity which is owned or controlled by it, which the Purchaser has in its possession.  Any reference to the Purchaser shall also be deemed a reference to the initial holder of the Bond and/or the assignee thereof if same is assigned or sold.

Section 12.03.        Costs and Expenses.  All expenses in connection with the preparation, execution, delivery, recording and filing of this Bond Agreement, the Note and other Loan Documents and in connection with the preparation, issuance and delivery of the Bonds, the Authority’s fees, the fees and expenses of Bond Counsel, the fees and expenses of the Purchaser and the fees and expenses of Counsel for the Purchaser shall be paid directly by the Borrower.  The Borrower shall also pay throughout the term of the Bonds the Authority’s annual fees and expenses and the Purchaser’s annual and special fees and expenses under this Bond Agreement, the Note and the other Loan Documents, including, but not limited to, reasonable attorney’s fees and all costs of issuing the Bonds, and any costs and expenses in connection with any approval, consent or waiver under, or modification of, any such document.

Section 12.04.        New Jersey Law Governs.  This Bond Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State (without regard to the State’s conflicts of laws principles).

Section 12.05.        Modification in Writing.  The waiver of any provision of this Bond Agreement or any other Loan Document, or consent to any departure by the Borrower therefrom shall, in no event, be effective unless the same shall be in writing and signed by the Authority, the Purchaser and the Borrower.  Any such waiver shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand upon the Borrower in any case shall entitle it to any other further notice or demand in the same circumstances.

Section 12.06.        Failure to Exercise Rights.  Neither any failure nor any delay on the part of the Authority, the Purchaser or the Borrower in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

Section 12.07.        Assignment of Loan Documents.  The Borrower acknowledges that the Loan Documents are being assigned, concurrently with the execution hereof, by the Authority to the Purchaser as security for the Bonds pursuant to the terms of the Authority’s Assignment.  The Authority retains the Reserved Rights and the right, jointly and severally with the Purchaser, to specifically enforce the provisions contained in the Loan Documents.

The Borrower assents to such assignment and hereby agrees that, as to the Purchaser, its obligation to make payments under the Loan Documents shall be absolute, and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Authority of any duty or obligation to the Borrower, whether hereunder or otherwise, or out of indebtedness or liability at any time owing to the Borrower by the Authority.

Section 12.08.        Further Assurances and Corrective Instruments.  The Authority, the Purchaser and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project or the Collateral or for carrying out the intention of or facilitating the performance of this Bond Agreement.

Section 12.09.        Authority May Rely on Certificates.  The Authority, Agent and/or the Purchaser shall be protected and shall incur no liability in acting or proceeding, or in not acting or not proceeding, in good faith and in accordance with the terms of this Bond Agreement, upon any resolution, order, notice request, consent, waiver, certificate, statement, affidavit, requisition, bond or other paper or document which it shall in good faith believe to be genuine and to have been adopted or signed by the proper board or Person or to have been prepared and furnished pursuant to any of the provisions of this Bond Agreement, or upon the written opinion of any attorney, engineer, accountant or other expert believed by it to be qualified in relation to the subject matter, and the Authority, Agent and/or the Purchaser shall not be under any duty to make any investigation or inquiry as to any statements contained or matters referred to in any such instrument.

Section 12.10.        Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Bond Agreement.

Section 12.11.        Severability.  In the event any provision of this Bond Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render any other provision hereof unenforceable.

Section 12.12.        Counterparts.  This Bond Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 12.13.        Effective Date and Term.  This Bond Agreement shall become effective upon its execution and delivery by the parties hereto, and all representations and warranties shall be deemed to have been made as of such date of execution and delivery and shall remain in full force and effect from the date hereof and, subject to the provisions hereof, shall expire on such date as the Bonds and the interest thereon, the Note and the interest thereon and all other expenses, penalties, fees, additions to tax or sums to which the Authority and the Purchaser (including those arising under the Loan Facilities) are entitled, have been fully paid and retired.

Section 12.14.        Application of New Jersey Contractual Liability Act.  Notwithstanding anything to the contrary contained herein or in the other Loan Documents, this Bond Agreement and the other Loan Documents are subject to the limitations of the provisions of the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1, et seq. and the New Jersey Tort Claims Act, N.J.S.A. 59:2-1, et seq.  While the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1, et seq. is not applicable by its terms to claims arising under contracts with the Authority, the Borrower, the Agent and the Purchaser hereby agree that such statute (except N.J.S.A. 59:13-9) shall be applicable to all claims arising against the Authority under this Bond Agreement and the other Loan Documents.

Section 12.15.        Waiver of Jury Trial.  THE BORROWER HEREBY WAIVES ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN ANY AND ALL DISPUTES RELATING TO, OR ARISING UNDER, THIS BOND AGREEMENT AND/OR THE NOTE.

IN WITNESS WHEREOF, the parties hereto have executed this Bond Agreement and, where applicable, attested, as of the date first written above.

ATTEST:	NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

	By:	/s/ John J. Rosenfeld
Gregory Ritz		John J. Rosenfeld
Assistant Secretary		Director of Bonds and Incentives

[AUTHORITY’S SIGNATURE PAGE TO BOND AGREEMENT]

WITNESS:	RBH-TRB EAST MEZZ URBAN RENEWAL ENTITY, LLC

By:	By:	/s/ Ron Beit-Halachmy
Ron Beit-Halachmy, Authorized Signatory

[BORROWER’S SIGNATURE PAGE TO BOND AGREEMENT]

WITNESS:	TD BANK, N.A.

/s/ John Bitar	By:	/s/ Matthew Schatz
John Bitar, Esq		Matthew Schatz
Vice President

[PURCHASER’S SIGNATURE PAGE TO BOND AGREEMENT]

The duties of the Agent as set forth in the foregoing Bond Agreement dated as of December 1, 2011 are hereby accepted this 29th day of December, 2011.

TD BANK, N.A.,
as Agent

By:	/s/ Matthew Schatz
Matthew Schatz
Vice President

[AGENT’S SIGNATURE PAGE TO BOND AGREEMENT]

EXHIBIT A

BORROWER’S COMPLETION CERTIFICATE

TO:         TD Bank, N.A.

317 Madison Avenue

New York, New York 10017

Pursuant to Section 5.06 of the Bond Agreement by and among the New Jersey Economic Development Authority (the “Authority”), RBH-TRB East Mezz Urban Renewal Entity, LLC (the “Borrower”), and TD Bank, N.A. (“the Purchaser”), dated as of December 1, 2011 (the “Bond Agreement”), the undersigned, an Authorized Borrower Representative, the Closing Date, certifies that (all capitalized undefined terms used herein shall have the same meaning ascribed to them in the Bond Agreement):

(i)                                                                                     the restoration of the Project was completed as of                                                     , 20        ;

(ii)                                                                                  the cost of all labor, services, materials and supplies used in the restoration of the Project have been paid, or will be paid from amounts retained by TD Bank, N.A., the Agent, at the Borrower’s direction for any cost of the restoration of the Project not now due and payable or, if due and payable, not presently paid;

(iii)                                                                               the equipment necessary for the restoration of the Project, if any (the “Project Equipment”) has been installed to Borrower’s satisfaction; such Project Equipment so installed is suitable and sufficient for the efficient operation of the Project for the intended purposes and all costs and expenses, if any, incurred in the acquisition and installation of such Project Equipment have been paid, or will be paid from amounts retained by the Agent at the Borrower’s direction for any cost of the restoration of the Project not now due and payable or, if due and payable, not presently paid;

(iv)                                                                              the Project is being operated as an authorized “project” under the Act and substantially as proposed in the Borrower’s application to the Authority, as amended and supplemented in writing;

(v)                                                                                 If determined by the Authority to be applicable, the Borrower has complied with the Authority’s Affirmative Action and Prevailing Wage Rate Regulations in using the proceeds of insurance or condemnation awards for the restoration of the Project (copies of the Affirmation Action Regulations were available on the Authority’s Internet web page at: www.njeda.com/affirmativeaction or by contacting: New Jersey Economic Development Authority - Internal Process Management - Gateway One,

Exh. A-1

Suite 900, Newark, New Jersey 07102 Phone (973) 648-4130 or by e-mail: affirmativeaction@njeda.com).

I acknowledge that any amount hereafter remaining in the Escrow Accounts (except amounts therein sufficient to cover costs of the restoration of the Project not now due and payable or not presently paid) shall be used by the Agent to make prepayments of principal only on the Loan as provided in Section 5.06 of the Bond Agreement and shall not be invested at a yield materially higher than the yield on the Bond.  This certificate is given without prejudice to any rights against third parties which exist on the date hereof or which may subsequently come into being.

RBH-TRB EAST MEZZ URBAN RENEWAL ENTITY, LLC

By:
Authorized Representative

Dated:

Approved:
TD BANK, N.A., as Purchaser

By:
Authorized Representative

Exh. A-2

EXHIBIT B

POST ISSUANCE COMPLIANCE

USE OF QUALIFIED SCHOOL CONSTRUCTION BOND FINANCED PROPERTY AND PROCEEDS

The Borrower agrees that, on or prior to the occurrence of any of the following events, which are not otherwise addressed in the Borrower’s tax certificate for the Bonds, the Borrower will notify the Authority in accordance with Section 9.03(p):

1.             Change in use of the Bond Financed Property — if any portion of the Bond Financed Property will be used in a manner other than as a public school facility within the meaning of Section 54F of the Code (a “Public School Facility”);

2.             Leases of the Bond Financed Property — if any portion of the Bond Financed Property is to be leased, or otherwise subject to an agreement which give possession of any portion of the Bond Financed Property to anyone, for use other than as a Public School Facility;

3.             Sinking fund or pledge fund — if the Borrower, or any organization related to the Borrower, identifies funds which are expected to be use to pay debt service on the Bonds or secure the payment of debt service on the Bonds, other than those funds or accounts described in the bond documents for the Bonds.

4.             Compliance with Davis-Bacon —  if the Borrower fails to comply with the prevailing wage rate established under the Davis-Bacon Act (Subchapter IV of chapter 31 of title 40 of the United States Code).

Exh. B-1

SCHEDULE A

Exceptions to Section 8.10

NONE

Sch. A-1

SCHEDULE B

(Intentionally Omitted)

Sch. B-1

SCHEDULE C

Debt Service Schedule

See Attached Schedule.

Sch. C-1